                                 SCHEDULE 14A

(RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Sterling Electronics Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

       Common Stock, par value $.50 per share ("Common Stock"), of Sterling Electronics Corporation.
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     (2) Aggregate number of securities to which transaction applies:


     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


     -------------------------------------------------------------------------
     (5) Total fee paid:


     -------------------------------------------------------------------------
[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       STERLING ELECTRONICS CORPORATION
                            4201 SOUTHWEST FREEWAY
                             HOUSTON, TEXAS 77027

Dear Stockholder:

  I am pleased to enclose information relating to a Special Meeting of Stockholders of Sterling Electronics Corporation ("Sterling" or the "Company") to be held at the offices of Sterling's counsel, Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700, Houston, Texas 77057, at 9:00
a.m. C.S.T. on January   , 1998.

  The purpose of the Special Meeting of Stockholders is to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 18, 1997 (the "Merger Agreement") by and among Sterling, Marshall Industries ("Marshall") and MI Holdings Nevada, Inc. (the "Subsidiary") and the merger contemplated thereby (the "Merger"), pursuant to which (i) the Subsidiary will be merged with and into Sterling, whereupon Sterling will become a wholly-owned subsidiary of Marshall, (ii) the stockholders of Sterling will receive the right to receive cash consideration of $21.00 per share and (iii) the holders of options to acquire shares of common stock of Sterling will each be paid, in cash, net of withholding taxes, an amount per option equal to the excess, if any, of $21 per share over the exercise price of such option. A copy of the Merger Agreement is attached as Appendix A to, and is summarized in, the accompanying Proxy Statement.

  THE BOARD OF DIRECTORS OF STERLING RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL DESCRIBED ABOVE.

  In reaching its recommendations with respect to the Merger, the Board of Directors relied upon, among other things, the opinion of Goldman, Sachs & Co., an investment banking firm engaged by the Company, that the $21.00 per share price in cash to be received by the Company's stockholders pursuant to the Merger Agreement is fair from a financial point of view to such stockholders. A copy of such opinion is attached to the enclosed Proxy Statement as Appendix B and should be read carefully in its entirety.

  The enclosed Notice of Special Meeting of Stockholders and Proxy Statement contain detailed information concerning the Special Meeting and the Merger. Please give these enclosures your careful consideration.

  The members of the Board of Directors and management look forward to personally greeting as many stockholders as possible at the Special Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

  Although you may presently plan to attend the Special Meeting of Stockholders, please complete, sign, date and promptly return the enclosed proxy card. If you attend the Special Meeting of Stockholders and wish to vote in person, you may withdraw your proxy at that time. You may also revoke your proxy prior to the Special Meeting of Stockholders by delivering a written notice of revocation to the Secretary of the Company at 4201 Southwest Freeway, Houston, Texas 77027 or by executing a subsequent proxy card and delivering it to the Secretary of the Company at the Special Meeting of Stockholders.

  Promptly after the Merger, a letter of transmittal will be mailed to all holders of record of shares of Sterling's Common Stock to be used in connection with the surrendering of their stock certificates. Please do not send your stock certificates with the enclosed proxy card. The letter of transmittal will include instructions as to the procedure to be used in sending your stock certificates to the Merger

Paying Agent. We urge you to vote in favor of approval and adoption of the Merger Agreement. If you have any questions about the Merger or need assistance in completing your proxy card, please contact Mac McConnell of the Company at (713) 881-4230.

                                          Very truly yours,

                                          Ronald S. Spolane
                                          Chairman of the Board and Chief
                                           Executive Officer

Houston, Texas

November   , 1997

                       STERLING ELECTRONICS CORPORATION
                            4201 SOUTHWEST FREEWAY
                             HOUSTON, TEXAS 77027

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY   , 1998

TO THE STOCKHOLDERS OF STERLING ELECTRONICS CORPORATION:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Sterling Electronics Corporation ("Sterling" or the "Company") will be held at the offices of Sterling's counsel, Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700, Houston, Texas 77057 on January
  , 1998 at 9:00 a.m. local time for the purpose of considering and taking action upon the following proposals:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 18, 1997 by and among Sterling, Marshall Industries, a California corporation ("Marshall"), and MI Holdings Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of Marshall ("Subsidiary") (the "Merger Agreement"), and the merger contemplated thereby (the "Merger"), pursuant to which (i) the Subsidiary will be merged with and into Sterling, whereupon Sterling will become a wholly-owned subsidiary of Marshall, (ii) the stockholders of Sterling will receive the right to receive cash consideration of $21.00 per share (the "Cash Consideration Per Share") of common stock, $0.50 par value per share, of Sterling (the "Common Stock") and
(iii) the holders of options to acquire shares of Common Stock will each be paid, in cash, net of withholding taxes, an amount per option equal to the excess, if any, of the Cash Consideration Per Share (i.e., $21 per share) over the exercise price of such option. A copy of the Merger Agreement is attached as Appendix A to, and is summarized in, the accompanying Proxy Statement; and

  2. To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

  The affirmative vote of holders of a majority of the outstanding shares of Common Stock on the record date for the Meeting is required to approve and adopt the Merger Agreement and the Merger.

  Management currently knows of no other business to be presented at the Meeting. If any other matters come before the Meeting, the persons named as proxyholders in the enclosed proxy card will vote in accordance with their best judgment.

  The Board of Directors has fixed the close of business on November 24, 1997 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and all such holders of Common Stock are entitled to vote at, the Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the Meeting will be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours at the headquarters of Sterling located at 4201 Southwest Freeway, Houston, Texas 77027.

  To assure that your vote is counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the Meeting in person. A self-addressed postage paid envelope is enclosed for your convenience. No additional postage is required if mailed in the United States. If you do attend the Meeting, you may withdraw your proxy and vote your shares in person if you so choose. In any event, you may revoke your proxy prior to its exercise by providing written notice to the Secretary of Sterling or by submitting a subsequent proxy relating to the same shares. Shares represented by proxies that are returned properly signed but unmarked will be voted in favor of the foregoing proposals.

  THE BOARD OF DIRECTORS OF STERLING RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                          By order of the Board of Directors,

                                          RONALD S. SPOLANE
                                          Chairman of the Board and Chief
                                           Executive Officer

Houston, Texas

November   , 1997

                       STERLING ELECTRONICS CORPORATION

                                PROXY STATEMENT

                        SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON JANUARY   , 1998

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is being furnished to holders of Common Stock, par value $.50 per share (the "Common Stock"), of Sterling Electronics Corporation, a Nevada corporation ("Sterling" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Sterling from such holders for use at the Special Meeting of Stockholders of Sterling (the
"Special Meeting") to be held on January   , 1998 at 9:00 a.m. local time at
the offices of Sterling's counsel, Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700, Houston, Texas 77057 and at any adjournment or postponement thereof. This Proxy Statement, the enclosed Notice of Special Meeting of Stockholders and the form of proxy are first being mailed to the
Stockholders of Sterling on or about November   , 1997.

  The Special Meeting has been called to consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Merger dated as of September 18, 1997 (the "Merger Agreement") among Sterling, Marshall Industries, a California corporation ("Marshall"), and MI Holdings Nevada, Inc., a Nevada corporation and a wholly-owned subsidiary of Marshall ("Subsidiary"), and (ii) the merger contemplated thereby (the "Merger"). The Merger Agreement, a copy of which is attached as Appendix A hereto, provides for the merger of the Subsidiary with and into Sterling, whereupon Sterling will become a wholly-owned subsidiary of Marshall, the stockholders of Sterling will receive the right to receive cash consideration of $21.00 per share (the "Cash Consideration Per Share") and the holders of options to acquire shares of common stock of Sterling will each be paid, in cash, net of withholding taxes, an amount per option equal to the excess, if any, of the Cash Consideration Per Share (i.e., $21 per share) over the exercise price of such options. See "The Merger -- The Merger Agreement."

  The Board knows of no matters that will be presented for consideration at the Special Meeting other than those matters set forth in the Notice of Special Meeting of Stockholders. If any other matters are properly presented at the Special Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy and acting thereunder will have authority to vote on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgement of the persons voting such proxies.

  The information contained in this Proxy Statement is qualified in its entirety by the Appendices to this Proxy Statement and the documents incorporated by reference herein, each of which is important and should be reviewed carefully in its entirety.

                          FORWARD LOOKING STATEMENTS

  OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN THIS PROXY STATEMENT, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO THE COMPANY AND THE PROJECTIONS RELIED UPON BY SUCH FINANCIAL ADVISOR, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS.

                                      (i)

  Neither Sterling nor Marshall makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced under "The Merger -- Opinion of Financial Advisor" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of the Company's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results.

                               TABLE OF CONTENTS

Summary....................................................................   1
  The Companies............................................................   1
  The Merger...............................................................   1
  Reasons for the Merger; Recommendation of the Board of Directors.........   1
  Opinion of Financial Advisor.............................................   2
  Conditions to the Merger.................................................   2
  Acquisition Transaction..................................................   2
  Termination Fee..........................................................   3
  Dissenters' Rights.......................................................   3
  Accounting Treatment; Certain Federal Income Tax Consequences............   3
  Market Price Data........................................................   3
Selected Consolidated Financial Data.......................................   4
Recent Developments........................................................   5
The Special Meeting........................................................   5
  Record Date; Vote Required for Approval..................................   5
  Proxies..................................................................   5
  Rights of Dissenting Stockholders........................................   6
  Accountants..............................................................   6
The Merger.................................................................   7
  Background of the Merger.................................................   7
  Recommendation of the Board of Directors; Reasons for the Merger.........   8
  Accounting Treatment.....................................................   9
  Certain Federal Income Tax Consequences of the Merger....................   9
  Opinion of Financial Advisor.............................................  10
  Interests of Certain Persons in the Merger...............................  14
  Required Regulatory Approvals............................................  19
  Dissenters' Rights.......................................................  19
The Merger Agreement.......................................................  20
  Effective Time...........................................................  20
  The Merger...............................................................  20
  Consideration to be Received in the Merger...............................  20
  Surrender of Shares and Payment..........................................  20
  Conditions to the Consummation of the Merger.............................  21
  Representations and Warranties...........................................  23
  Conduct of Business Pending the Merger...................................  23
  Acquisition Transaction..................................................  24
  Termination Fee..........................................................  24
  Additional Agreements....................................................  25
  Governing Law............................................................  27
  Termination, Amendment And Waiver........................................  27
Market Price of and Dividends on Sterling Common Stock.....................  28
Security Ownership of Certain Beneficial Owners and Management.............  29
1998 Annual Meeting of Stockholders........................................  30
Other Matters..............................................................  30
Independent Auditors.......................................................  30
Available Information......................................................  30
Incorporation of Certain Documents by Reference............................  31

                                  APPENDICES

Appendix A -- Agreement and Plan of Merger dated as of September 18, 1997 by and among Marshall Industries, MI Holdings Nevada, Inc. and Sterling
 Electronics Corporation................................................... A-1
Appendix B -- Fairness Opinion of Goldman, Sachs & Co...................... B-1


                                     (ii)

                                    SUMMARY

  The following is a brief summary of the information contained elsewhere in this Proxy Statement. The information contained in this Summary is qualified in its entirety by, and should be read in conjunction with, the full text of this Proxy Statement and the Appendices.

THE COMPANIES

  Sterling Electronics Corporation has been engaged in the distribution of electronic parts since its inception. As of September 1997, Sterling operated 38 locations covering over 80% of the United States' and Canada's geographic markets for electronic components. Sterling's principal executive offices are located at 4201 Southwest Freeway, Houston, Texas 77027, telephone (713) 627-9800. Sterling Common Stock is quoted for trading on the New York Stock Exchange under the symbol "SEC".

  Marshall is one of the largest domestic distributors of industrial electronic components and production supplies. Marshall also provides its customers with a variety of value-added services, such as inventory management, kitting programming of programmable logic devices and testing services. Marshall's common stock is listed on the New York Stock Exchange under the symbol "MI". Marshall's principal executive offices are located at 9320 Telstar Avenue, El Monte, California 91731-2895, telephone (626) 307-6000.

  The Subsidiary is a newly formed wholly-owned subsidiary of Marshall.

THE MERGER

  The acquisition by Marshall of Sterling will be effected pursuant to the terms of the Merger Agreement by the merger of the Subsidiary with and into Sterling, with Sterling being the surviving corporation. In connection with the closing of the Merger, Sterling and Subsidiary will execute Articles of Merger (the "Articles of Merger") in accordance with the NRS. The Merger will become effective at the time (the "Effective Time") that the Articles of Merger have been accepted for filing by the Secretary of State of the State of Nevada.

  At the Effective Time, each share of Sterling Common Stock issued and outstanding will be converted into the right to receive cash consideration per share of $21.00 (the "Cash Consideration Per Share"). See "The Merger Agreement." As of the Effective Time: (i) all shares of Sterling Common Stock outstanding will represent only the right to receive the Cash Consideration Per Share, without interest, and the holders thereof will cease to have any other rights with respect thereto, (ii) each outstanding option to acquire Sterling Common Stock will be cancelled and the holder thereof will have the right to receive the difference between the Cash Consideration Per Share and the exercise price for such option and (iii) each outstanding share of the Subsidiary will be converted into one share of Sterling Common Stock.

  BY VIRTUE OF THE MERGER, STOCKHOLDERS OF STERLING WILL NOT RECEIVE ANY COMMON STOCK OR OTHER SECURITIES OF MARSHALL OR ITS SUBSIDIARIES AND WILL NOT HAVE ANY CONTINUING INVESTMENT IN MARSHALL, ITS SUBSIDIARIES, OR STERLING FROM AND AFTER THE EFFECTIVE TIME. MARSHALL WILL OWN 100% OF THE OUTSTANDING COMMON STOCK OF STERLING FROM AND AFTER THE EFFECTIVE TIME.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Merger Agreement has been adopted and approved by the Board of Directors of Marshall, the Subsidiary and Sterling (with two directors, Ronald S. Spolane and David A. Spolane, abstaining). See "The Merger -- Background of the Merger." Sterling's Board of Directors recommends that

Sterling stockholders vote in favor of the Merger and approve and adopt the Merger Agreement. The recommendation of Sterling's Board of Directors is based on a number of factors, which are discussed more fully below in the section "The Merger -- Recommendation of the Board of Directors; Reasons for the Merger." Such factors include, among other things, the all-cash nature of the proposed transaction, consolidation in the industry and the opinion of Goldman, Sachs & Co., Sterling's financial advisor.

OPINION OF FINANCIAL ADVISOR

  Goldman, Sachs & Co. ("Goldman Sachs") has delivered its written opinion to the Board of Directors of Sterling that, as of September 18, 1997, the $21.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. Goldman Sachs' opinion was provided for the information and assistance of the Board of Directors of Sterling in connection with its consideration of the transactions contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of Common Stock should vote with respect to such transactions. HOLDERS OF SHARES OF COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger -- Opinion of Financial Advisor."

CONDITIONS TO THE MERGER

  The effectiveness of the Merger is subject to the approval of Sterling's stockholders and other conditions to closing set forth in the Merger Agreement. In addition, the Merger Agreement provides that consummation of the Merger is subject to Sterling and Marshall having complied with their covenants and agreements set forth in the Merger Agreement and their representations and warranties being, in all material respects, true and correct as of the Effective Time. See "The Merger Agreement -- Conditions to the Consummation of the Merger."

ACQUISITION TRANSACTION

  After the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, Sterling shall not directly or indirectly initiate, solicit, negotiate, encourage, participate in discussions or negotiations with, or provide any information to any person (other than Marshall or Subsidiary) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of shares of capital stock or tender offer or exchange (in each case relating to more than 15% of Sterling Common Stock), liquidation or similar transaction involving Sterling (any such transactions being referred to herein as an "Acquisition Transaction").

  Notwithstanding the foregoing, Sterling may furnish information and may participate in discussions or negotiations with persons making unsolicited proposals, if doing so is required to satisfy the fiduciary obligations of the Board of Directors of Sterling, such determination is made with the written advice of independent counsel and Sterling provides notice to Marshall. If, prior to the consummation of the transactions contemplated by the Merger Agreement, a person shall have made a bona fide proposal for an Acquisition Transaction that the Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to Sterling's stockholders than the Merger and that the failure to terminate the Merger Agreement and accept such alternative proposal would be inconsistent with the proper exercises of such fiduciary duties under applicable law, Sterling may terminate the Merger Agreement, subject to payment of a termination fee described in the following paragraph.

TERMINATION FEE

  If the Merger Agreement is terminated pursuant to the provisions described in the foregoing paragraph (or due to (i) the failure of Sterling's stockholders to approve and adopt the Merger or (ii) the withdrawal or modification by the Board of Directors of its recommendation of the Merger to Sterling's stockholders), then Sterling must make a cash payment to Marshall, upon demand, of $5,000,000 (the "Termination Fee"). The Termination Fee will be Marshall's sole and exclusive remedy against Sterling for a termination that gives rise to the payment of the Termination Fee as described above (but not for any other termination of the Merger Agreement (see "The Merger Agreement -- Termination; Amendment and Waiver -- Effect of Termination")) and Marshall shall not pursue in any manner, directly or indirectly, any claim or cause of action based upon tortious or other interference with rights under the Merger Agreement against any person submitting a proposal for an Acquisition Transaction.

DISSENTERS' RIGHTS

  Holders of Sterling Common Stock will NOT be entitled to any dissenters' or appraisal rights in respect to such shares under Nevada law.

ACCOUNTING TREATMENT; CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The Merger will be accounted for by Marshall under the purchase method of accounting in accordance with generally accepted accounting principles. The transaction intended by the Merger Agreement is NOT a tax-free transaction, reorganization or exchange, and each holder of Sterling Common Stock will be subject to federal income tax on the gain represented by the excess of the Cash Consideration Per Share over such stockholder's basis in the share. See "The Merger -- Certain Federal Income Tax Consequences of the Merger."

MARKET PRICE DATA

  Sterling Common Stock is traded on the New York Stock Exchange under the symbol "SEC". On September 18, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Sterling Common Stock was $18.0625 per share. On such date, the high and low sale price of Sterling Common Stock was $18.0625 per share and $17.625 per share, respectively. On September 12, 1997 (one week prior to the public announcement of the Merger) and August 19, 1997 (one month prior to the public announcement of the Merger), the closing price of Sterling Common Stock was $16.125 per share and $14.125 per share, respectively. See "Market Price of and Dividends on Sterling Common Stock." Stockholders are urged to obtain current market quotations for Sterling Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data as of March 29, 1997 and March 30, 1996 and for the fiscal years ended March 29, 1997, March 30, 1996 and April 1, 1995 are derived from the audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended March 29, 1997 and should be read in conjunction with such financial statements. The selected consolidated financial data as of April 1, 1995, April 2, 1994 and April 3, 1993 and for the fiscal years ended April 2, 1994 and April 3, 1993 are derived from audited consolidated financial statements of the Company. The unaudited consolidated financial data as of and for the twenty-six weeks ended September 27, 1997 and September 28, 1996 are derived from unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997 and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, such unaudited consolidated financial statements include all adjustments necessary to present fairly the information presented. The operating results for the twenty-six weeks ended September 27, 1997 are not necessarily indicative of the operating results for the full fiscal year.

                            TWENTY-SIX WEEKS ENDED                  YEAR ENDED (NOTE A)
                          --------------------------- ----------------------------------------------
                                                      MARCH 29, MARCH 30,                   APRIL 3,
                          SEPTEMBER 27, SEPTEMBER 28,    1997      1996   APRIL 1, APRIL 2,   1993
                              1997          1996       (NOTE B)  (NOTE C)   1995     1994   (NOTE D)
                          ------------- ------------- --------- --------- -------- -------- --------
                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................    $195,390      $159,400    $343,764  $322,135  $239,024 $196,987 $144,892
Gross margin............      39,854        35,743      75,298    68,825    53,270   46,865   35,535
Operating income........       6,620         8,784      17,883    19,050    13,906   10,448    5,601
Net income (Note E).....       3,101         4,731       9,598     9,839     7,792    3,904    2,165
Earnings per share:
 Primary................         .43           .65        1.32      1.33      1.06      .63      .47
 Fully diluted..........         .41           .65        1.32      1.32      1.06      .58      .43
Weighted average common
 and common equivalent
 shares (Note F):
 Primary................       7,280         7,314       7,280     7,421     7,323    6,227    4,604
 Fully diluted..........       7,619         7,314       7,283     7,440     7,326    7,258    7,076
Cash dividends..........         -0-           -0-         -0-       -0-       -0-      -0-      -0-
                                                                   NOTE A
                                        ------------------------------------------------------------
                          SEPTEMBER 27, SEPTEMBER 28, MARCH 29, MARCH 30, APRIL 1, APRIL 2, APRIL 3,
                              1997          1996        1997      1996      1995     1994     1993
                          ------------- ------------- --------- --------- -------- -------- --------
                                                    (IN THOUSANDS EXCEPT SHARE AMOUNTS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.........    $ 94,369      $ 60,178    $ 77,833  $ 71,391  $ 47,343 $ 41,960 $ 31,816
Total assets............     163,818       112,974     151,530   126,838    86,348   76,307   57,217
Long-term debt..........      51,788        20,921      39,301    33,719    12,950   15,058   21,249
Shareholders' equity....      61,101        51,225      56,484    48,453    39,497   31,364   16,863
Book value per share
 (Note G)...............        8.48          7.29        8.00      6.73      5.49     4.39     3.59
Tangible book value per
 share (Note H).........        7.23          6.71        6.69      6.16      5.24     4.14     3.19

--------
Note A: Restated for discontinued operations and five percent stock dividends paid to stockholders as of December 9, 1996 and January 11, 1997. Note B: Includes operations of Marsh Electronics, Inc. from date acquired
        (November 19, 1996) which was accounted for using the purchase method of accounting.
Note C: Includes Canadian operations from date acquired (August 22, 1995)
        which was accounted for using the purchase method of accounting.
Note D: Fifty-Three week year.
Note E: Includes $1,742 charge in fiscal 1994 for cumulative effect as of April 4, 1993 of adopting Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post Employment Benefits".

Note F: In February 1997, the Financial Accounting Standards Board issued
        Statement No. 128, "Earnings Per Share", which is effective for financial statements issued for periods ending after December 15, 1997. At such time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The impact of Statement 128 on the calculation of earnings per share is not expected to be material.

Note G: Shareholders' equity, divided by shares outstanding.

Note H: Shareholders' equity less goodwill, divided by shares outstanding.

                              RECENT DEVELOPMENTS

  Since March 29, 1997, the shareholders of Sterling have approved the 1997 Stock Option Plan of the Company and elected directors. Since June 28, 1997, inventory has increased by $6 million or 10%. In addition, Sterling has borrowed an additional $5 million from one of the banks that is a party to its existing senior credit facility. On September 18, 1997, Sterling entered into the Merger Agreement.

                              THE SPECIAL MEETING

  This Proxy Statement is being provided to stockholders in connection with the Special Meeting, which will be held at the offices of Sterling's counsel, Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe, Suite 1700,
Houston, Texas 77057, on January   , 1998, at 9:00 A.M. The Board of Directors
is soliciting proxies for use at the Special Meeting and any adjournments or postponements thereof. The form of proxy is being provided to the stockholders with this Proxy Statement. The Special Meeting will be held for the purpose of approving and adopting the Merger Agreement and to conduct any other business that may properly come before the Special Meeting or any adjournments or postponements thereof.

RECORD DATE; VOTE REQUIRED FOR APPROVAL

  The Board of Directors has fixed the close of business on November 24, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only stockholders of record at the close of business on the Record Date shall be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. As of the Record Date, there were shares of Common Stock issued and outstanding held by
approximately         holders of record.

  Each share of Common Stock entitles the holder of record thereof to one vote, exercisable in person or by properly executed proxy, on all matters that properly come before the Special Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders representing a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum for purposes of voting at the Special Meeting.

  Under the Nevada Revised Statutes ("NRS"), the affirmative vote of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date is required to approve and adopt the Merger Agreement and the Merger.

PROXIES

  The enclosed proxy is being solicited by the Board of Directors for use in connection with the Special Meeting and any postponement or adjournment thereof. All Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. Shares of Common Stock represented by proxies that are returned properly signed but unmarked will be voted in favor of the proposals set forth in this Proxy Statement.

  If a proxy is marked as "Abstain" on any matter, or if specific instructions are given that no vote be cast on any specific matter (a "Specified Non-Vote"), the shares represented by proxy will not be voted on such matter. Abstentions and Specified Non-Votes will be included within the number of shares present at the Special Meeting and entitled to vote for purposes of determining whether such matter has been authorized and accordingly will have the same effect as a negative vote.

  Pursuant to New York Stock Exchange rules, brokers and nominees do not have discretionary authority to vote shares for approval of the Merger without instructions from the beneficial owners thereof. Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters). Therefore, the failure of beneficial owners to provide specific instructions to their brokers with respect to their shares of Common Stock will have the effect of a negative vote with respect to the approval and adoption of the Merger.

  If a quorum for the Special Meeting is not obtained or, as to any one or more matters, if fewer shares of Common Stock are voted in favor of the proposal than the number of shares of Common Stock required for such approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous Special Meeting. Proxies voting against a proposal set forth herein will not be voted to adjourn the Special Meeting to obtain additional proxies or votes with respect to such proposal.

  All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by Sterling. In addition to solicitation by use of the mail, proxies may be solicited by telephone, telegraph or personally by the directors, officers and employees of Sterling, who will receive no extra compensation for their services. Sterling will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of Common Stock.

  Proxies may be revoked by those persons executing the proxies by (a) delivering to the Secretary of Sterling, at or before the Special Meeting, a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of Sterling at or before the Special Meeting or
(c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Special Meeting to: Secretary, Sterling Electronics Corporation 4201 Southwest Freeway, Houston, Texas 77027.

RIGHTS OF DISSENTING STOCKHOLDERS

  Stockholders who oppose the proposed Merger are NOT entitled to any dissenters' or appraisal rights under Nevada law.

ACCOUNTANTS

  Representatives of Ernst & Young LLP, will be present at the Special Meeting, will be given the opportunity to make a statement and will be available to respond to appropriate questions.

                                  THE MERGER

BACKGROUND OF THE MERGER

  In December of 1996, Ronald S. Spolane, the President, Chief Executive Officer and Chairman of the Board of Directors of Sterling, received an unsolicited telephone call from Robert Rodin, President and Chief Executive Officer of Marshall, requesting that Ronald S. Spolane meet with Mr. Rodin to discuss, on an introductory and preliminary basis, the possibility of a transaction between Sterling and Marshall. At a meeting in December of 1996, Ronald S. Spolane and David A. Spolane, Executive Vice President of Sterling, met with Mr. Rodin to discuss a possible transaction. At the end of such meeting, Ronald S. Spolane indicated that Sterling was not interested in a transaction at that time. Due to a change in industry conditions and a trend toward consolidation in the industry, in April 1997 Ronald S. Spolane called Mr. Rodin to inquire if Marshall was still interested in pursuing a possible transaction. After several discussions on the telephone and a meeting in April 1997, Sterling and Marshall agreed to continue discussions. In May 1997, Sterling engaged Goldman Sachs to be the exclusive financial advisor to Sterling. Following the engagement of Goldman Sachs, Marshall informed Sterling that Marshall had engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to assist Marshall in evaluating a possible acquisition of Sterling. Several discussions were held between Ronald S. Spolane and David A. Spolane on behalf of Sterling and Robert Rodin and Henry Chin, Vice President and Chief Financial Officer of Marshall, concerning a possible combination or transaction. In addition, Goldman Sachs had several discussions with DLJ concerning a possible transaction between Sterling and Marshall. On June 18, 1997, Marshall executed a confidentiality agreement with Sterling. A separate letter agreement dated the same date provided that Sterling would not negotiate with any third parties from the date of such letter until July 21, 1997. From June 3, 1997 through July 21, 1997, several general meetings between management and the financial advisors of Marshall and Sterling were held to discuss the business of both companies and, on a preliminary basis, the potential benefits and synergies that could be derived from the acquisition of Sterling by Marshall. In addition, confidential information concerning Sterling's projected earnings for fiscal 1998, detailed cost and revenue information as to each sales location and lease information was provided to Marshall pursuant to the Confidentiality Agreement. Prior to the end of the "exclusivity" period with Marshall, Ronald S. Spolane was contacted by the chief operating officer of another public company in the electronics parts distribution industry concerning a possible transaction. Ronald S. Spolane informed the chief operating officer of such other public company that he could not have discussions with him until after July 21, 1997 and informed Marshall of such contact. After the expiration of the Marshall "exclusivity" period, Ronald S. Spolane and the chief operating officer of the other public company had several discussions concerning a possible acquisition of Sterling by such public company. The other public company requested that Sterling provide it with confidential data. Sterling requested that such company execute a confidentiality agreement similar to the confidentiality agreement executed by Marshall and such company refused.

  In late August 1997 representatives of Marshall met with Ronald S. Spolane to discuss due diligence issues and the general positioning of Sterling and Marshall in the electronics distribution industry. Between August 1997 and mid-September 1997 several meetings were held between management of Marshall and Sterling to discuss due diligence issues, transaction value and conditions to consummate an acquisition. After extensive negotiations, Marshall and Sterling determined to proceed toward the negotiation of a definitive acquisition agreement. Between mid-August 1997 and September 17, 1997 financial and legal due diligence with respect to Sterling was performed by Marshall. During the same period, management of Marshall and Sterling and their respective legal and financial advisors negotiated most but not all of the definitive terms of the Merger Agreement, and on or about September 3, 1997, Marshall submitted a proposal to acquire Sterling for $19 per share in cash.

  On August 27, 1997, the other public company submitted a written proposal to acquire Sterling for $19 per share in cash. On September 5, 1997, the other public company offered to acquire

Sterling for $20 per share in cash and provided Sterling with a form of merger agreement for such a transaction. On September 10, 1997, the Board of Sterling met to consider the proposal from the other public company and the status of the negotiations with Marshall. Goldman Sachs requested that each of Marshall and the other public company submit its highest and best proposals by noon, New York time, on September 12, 1997. Prior to such deadline, the other public company submitted a proposal to acquire Sterling for $21 per share in cash and Marshall submitted a proposal to acquire Sterling for $20 per share in cash. The Marshall proposal had a deadline of 5:00 p.m. New York Time on September 12, 1997 for Sterling to accept such proposal. Goldman Sachs and counsel for Sterling informed Marshall that the Board of Directors of Sterling could not comply with such deadline. Goldman Sachs and counsel for Sterling requested that both bidders provide financing commitments indicating financing for the proposed transaction. On September 13, 1997, the Board of Directors of Sterling met to consider the proposals from Marshall and the other public company. The Board noted that the financing commitments from both bidders contained "due diligence" and other conditions that were not acceptable to the Board and instructed Goldman Sachs to contact each bidder and ask them to provide financing commitments with as few conditions as possible. On September 15, 1997, the other public company executed a confidentiality agreement with Sterling. From September 15, 1997 until September 17, 1997 representatives from the other public company and its lender met with Goldman Sachs, Sterling's counsel and representatives from Sterling concerning a possible transaction. In addition, during such period, Sterling provided additional information to Marshall and its counsel concerning Sterling. On September 17, 1997, the other public company submitted a written proposal to acquire Sterling for $20 per share in cash and Marshall submitted a proposal to acquire Sterling for $21 per share in cash.

  On September 18, 1997, the Sterling Board of Directors met to consider both proposals. Sterling's outside legal advisors reviewed the terms of the two merger proposals from a legal perspective and advised the Sterling Board of Directors as to its legal obligations in considering whether to adopt and approve the proposed transaction. At such meeting, Goldman Sachs delivered to the Sterling Board of Directors its opinion that, as of such date and based upon and subject to certain matters stated in such opinion and such other matters as Goldman Sachs considered relevant, the $21 per share in cash to be received by the holders of shares of Common Stock is fair from a financial point of view to such holders. See "-- Opinion of Financial Advisor." Two members of the Board of Directors of Sterling, Ronald S. Spolane, and David A. Spolane, disclosed that they had been offered employment agreements/arrangements by each bidder and discussed potential concerns and conflicts. As a result of such conflicts, Ronald S. Spolane and David A. Spolane each elected to abstain from the consideration of the two merger proposals and were excused from the meeting. See "-- Interest of Certain Persons in the Merger." After a full discussion of all of the relevant issues and upon consideration of the factors described under "-- Recommendation of the Board of Directors; Reasons for the Merger," the remaining members of the Board of Directors of Sterling concluded that the proposal from Marshall was the superior proposal and the Merger Agreement was fair to and in the best interests of Sterling stockholders and adopted and approved the Merger Agreement. The definitive Merger Agreement was executed by the parties on the evening of September 18, 1997 and publicly announced on the morning of September 19, 1997.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Board of Directors of Sterling (with two members, Ronald S. Spolane and David A. Spolane, abstaining and not participating in such discussions) has approved and adopted the Merger, and recommends a vote for the Merger. Sterling's Board of Directors believes the Merger is fair and in the best interests of Sterling's stockholders. Stockholders should be aware that certain members of Sterling's Board of Directors and management have interests which may present them with potential conflicts. The Board of Directors was aware of these potential conflicts and considered them in making their recommendation and approving the Merger Agreement. However, the recommendations of the Board of Directors should be considered in light of these potential conflicts of interest. The material factors considered by Sterling's Board of Directors in reaching its conclusion to adopt, approve and recommend the Merger are as follows:

    All-cash nature of the proposed transaction. In the event the Merger becomes effective, the Cash Consideration Per Share will become available to the stockholders of Sterling without any holdbacks, escrows or retainages. Sterling stockholders will not have to bear the risks that would be involved in a purchase transaction where components of the purchase price would be paid on a deferred basis by promissory notes or where components of the purchase price are paid as earn-outs or other forms of contingent consideration dependent on future performance of Sterling from and after the Effective Time. Furthermore, Sterling's Board of Directors considers the $21.00 per share all cash form of the transaction to be a substantial benefit inasmuch as, among other things, it represents a premium over historical and current trading prices for Sterling Common Stock.

    Consolidation in the Industry. The Sterling Board of Directors noted that there had been substantial consolidation in the electronics parts distribution business and that Sterling anticipated having increasing difficulty competing in the industry against larger companies. In addition, due to the fact that major electronic parts distributors tend to carry either parts manufactured by Japanese based distributors or parts manufactured by U.S. based manufacturers, together with financial considerations, in the opinion of management, there was a limited number of companies in the industry which would be in a position to acquire Sterling or be acquired by Sterling.

    The Goldman Sachs Opinion. The opinion dated September 18, 1997 of Goldman Sachs to the Sterling Board of Directors to the effect that, as of such date and based upon and subject to certain matters stated in such opinion and such other matters as Goldman Sachs considers relevant, the $21.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of Sterling Common Stock.

  Sterling's Board of Directors evaluated the primary factors listed above, as well as others, in light of their knowledge of the business and operations of Sterling and their business judgment. In view of the variety of factors considered in connection with evaluation of the transaction, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in its determination. However, the Board placed special emphasis on the fact that the Cash Consideration Per Share is at a premium over historical and current trading prices for Sterling Common Stock, that it will be paid in cash at the Effective Time, and the difficulties that it perceives Sterling would have in expanding its business if it were to remain an independent company. The Board of Directors was not aware of negative factors with respect to the Merger and did not consider any such factors.

ACCOUNTING TREATMENT

  The Merger will be treated as a purchase by Marshall of the shares of Sterling for accounting and financial reporting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following summary describes the material federal income tax consequences of the Merger to holders of Sterling Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to stockholders of Sterling in special tax situations (such as insurance companies, dealers in securities, tax exempt organizations or non-U.S. persons) or to stockholders of Sterling who acquired their shares of Sterling Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Neither Sterling, Marshall nor Subsidiary has requested a ruling from the Internal Revenue Service in regard to any of the federal income tax consequences of the Merger. A stockholder of Sterling who receives the Cash Consideration Per Share in payment for a share of Common Stock of Sterling will recognize gain or loss equal to the difference between the Cash Consideration Per Share received and such stockholder's basis in the shares. If Common Stock of Sterling were held as a capital asset, such gain or loss will be capital gain or loss and will be taxed at various rates depending on such stockholder's holding period of the shares.

  The transaction intended by the Merger Agreement is NOT a tax-free transaction, reorganization or exchange, and each holder of Sterling Common Stock will be subject to federal income tax on the gain represented by the excess of the Cash Consideration Per Share over such stockholder's basis in such share.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE U.S. INTERNAL REVENUE CODE. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. STERLING COMMON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

OPINION OF FINANCIAL ADVISOR

  On September 18, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of Sterling that, as of the date of such opinion, the $21.00 per share of Common Stock in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. Such opinion was subsequently confirmed in writing.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED SEPTEMBER 18, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF STERLING ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Sterling for the five fiscal years in the period ended March 29, 1997; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q; (iv) certain other communications from Sterling to its stockholders; and (v) certain internal financial analyses and forecasts for Sterling prepared by its management. Goldman Sachs also held discussions with members of the senior management of Sterling regarding its past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Common Stock, compared certain financial and stock market information for Sterling with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electronics distribution industry and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Sterling or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. The advisory services of Goldman Sachs and its opinion referred to herein were provided for the information and assistance of the Board of Directors of Sterling in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to such transaction.

  The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Sterling's Board of Directors on September 18, 1997.

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for Common Stock and the relationship between movements of such stock and the movements in a composite index of stock of selected companies in the large systems electronics distribution industry (the "Large Systems Distributors Composite"), the small systems electronics distribution industry (the "Small Systems Distributors Composite") and the S&P 500. The Large Systems Distributors Composite is composed of the following companies: Avnet, Inc., Arrow Electronics, Inc. and Bell Microproducts, Inc. The companies comprising the Large Systems Distributors Composite were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Sterling. The Small Systems Distributors Composite is composed of the following companies: Jaco Electronics, Inc., Kent Electronics Corp., NU Horizons Electronics Corp., Bell Industries, Inc. and Reptron Electronics, Inc. The companies comprising the Small Systems Distributors Composite were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Sterling. Between September 16, 1996 and September 16, 1997, the trading price of the Common Stock has generally underperformed both the Large Systems Distributors Composite and the Small Systems Distributors Composite, and since approximately April 1997, the trading price of the Common Stock has underperfomed the S&P 500.

    (ii) Analysis of Purchase Price. Goldman Sachs prepared a financial analysis of the Merger and calculated the equity value, the enterprise value and various financial multiples based upon the cash consideration of $21.00 per share of Common Stock. The multiples were as follows: (i) enterprise value as a multiple of total revenues -- 0.63x, 0.59x, 0.57x, 0.50x, 0.44x, for 1996, 1997, latest twelve months ("LTM"), estimated 1998 and estimated 1999, respectively; (ii) enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") -- 10.0x, 9.9x, 11.1x, 11.7x, 9.6x, for 1996, 1997, LTM, estimated 1998 and estimated 1999, respectively; (iii) enterprise value as a multiple of earnings before interest and taxes ("EBIT") -- 10.7x, 11.1x, 12.9x, 14.0x, 11.3x, for 1996, 1997, LTM, estimated 1998 and estimated 1999, respectively; and (iv) equity value as a multiple of net income -- 15.1x, 16.1x, 18.5x, 22.2x, 17.9x, for 1996, 1997, LTM, estimated 1998 and estimated 1999, respectively. Estimates for 1998 and 1999 were based on management projections.

    (iii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Sterling to corresponding financial information, ratios and public market multiples for four publicly traded corporations: Arrow Electronics, Inc., Avnet, Inc., Bell Microproducts, Inc. and Marshall Industries (the "Large Systems Selected Companies"). The Large Systems Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Sterling. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Sterling were calculated using a price of $17.625 per share of Common Stock, the closing price of the shares of Common Stock on the New York Stock Exchange on September 17, 1997. The multiples and ratios for Sterling were based on information provided by Sterling's management and the multiples for each of the Large Systems Selected Companies were based on the most recent publicly available information. Estimates for 1997 and 1998 earnings were provided by Institutional Brokers Estimate System ("IBES"). IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. With respect to the Large Systems Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, as a multiple of LTM EBITDA and as a multiple of LTM EBIT. Goldman Sachs' analyses of the Large Systems Selected Companies indicated levered multiples of LTM sales, which ranged from a low of 0.3x to a high of 0.6x, with a mean of 0.5x and a median of 0.6x, LTM EBITDA, which ranged from a low of 6.9x to a high of 8.9x, with a mean of 8.2x and a median of 8.5x, and LTM EBIT, which ranged from a low of 8.0x to a high of 10.1x, with a mean of 9.2x and a median of 9.4x, compared to levered multiples of 0.5x, 8.9x and 10.2x, respectively, for Sterling. Goldman Sachs also considered for the Large Systems Selected Companies estimated calendar year 1997 and 1998 price/earnings ratios, which ranged from a low of 10.7x to a high of 15.5x, with a mean of 13.6x and a median of 14.1x, for estimated calendar year 1997 and from a low of 8.6x to a high of 13.6x, with a mean of 11.7x and a median of 12.3x, for estimated calendar year 1998, compared to 18.2x and 14.6x, respectively, for Sterling. Goldman Sachs also considered LTM gross margins, LTM EBITDA margins and LTM EBIT margins for the Large Systems Selected Companies, which ranged from a low of 11.7% to a high of 18.1%, with a mean of 15.5% and a median of 16.0%, from a low of 4.1% to a high of 7.0%, with a mean of 5.9% and a median of 6.3%, and from a low of 3.6% to a high of 6.2%, with a mean of 5.3% and a median of 5.7%, respectively, compared to 21.5%, 5.5% and 4.7%, respectively, for Sterling.

    Goldman Sachs also reviewed and compared certain financial information relating to Sterling to corresponding financial information, ratios and public market multiples for five publicly traded corporations: Bell Industries, Inc., Jaco Electronics, Inc., Kent Electronics Corp., Nu Horizons Electronics Corp., and Reptron Electronics, Inc. (the "Small Systems Selected Companies"). The Small Systems Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Sterling. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for each of the Small Systems Selected Companies were based on the most recent publicly available information. Estimates for 1997 and 1998 earnings were provided by IBES. With respect to the Small Systems Selected Companies, Goldman Sachs considered levered market capitalization as a multiple of LTM sales, as a multiple of LTM EBITDA and as a multiple of EBIT. Goldman Sachs' analyses of the Small Systems Selected Companies indicated levered multiples of LTM sales, which ranged from a low of 0.3x to a high of 1.9x, with a mean of 0.7x and a median of 0.4x, LTM EBITDA, which ranged from a low of 6.6x to a high of 18.3x, with a mean of 9.8x and a median of 7.9x, and LTM EBIT, which ranged from a low of 7.3x to a high of 21.7x, with a mean of 11.5x and a median of 9.3x, compared to levered multiples of 0.5x, 8.9x and 10.2x, respectively, for Sterling. Goldman Sachs also considered for the Small Systems Selected Companies estimated calendar year 1997 and 1998 price/earnings ratios, which ranged from a low of 10.7x to a high of 29.4x, with a mean of 15.7x and a median of 12.4x, for estimated calendar year 1997 and from a low of 7.7x to a high of 23.3x, with a mean of 12.4x and a median of 10.2x, for estimated calendar year 1998 compared to 18.2x and 14.6x, respectively, for Sterling. Goldman Sachs also considered LTM gross margins, LTM EBITDA margins and LTM EBIT margins for the Small Systems Selected Companies, which ranged from a low of 19.0% to a high of 22.7%, with a mean of 21.2% and a median of 21.5%, from a low of 3.8% to a high of 10.2%, with a mean of 6.7% and a median of 6.2% and from a low of 3.3% to a high of 8.6%, with a mean of 5.7% and a median of 5.6%, respectively, compared to 21.5%, 5.5% and 4.7%, respectively, for Sterling.

    (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following fourteen transactions in the electronics distribution industry since 1988: Veba AG/Wyle Electronics, Bell Industries/ Milgray Electronics, Farnell Electronics/Premier Industrial, Arrow Electronics/Anthem Electronics, Arrow Electronics/Gates/FA, Hagemeyer NV/Newrey & Eyre Group, Avnet, Inc./Hall-Mark Electronics, Arrow Electronics/Lex Service (European distribution business), Arrow Electronics/Lex Service (North American distribution business), Farnell Electronics/STC Limited (electronic component distribution division), Sonepar Distribution/CGE Distribution, Pioneer-Standard/Lex Electronics (assets), management buyout of Hall-Mark Electronics, Arrow Electronics/Kierulff Electronics, Ducommun Data Systems and MTI Systems (collectively, the "Selected Transactions"). The Selected Transactions were chosen because they are recent business combination transactions in the electronics distribution industry. Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from a low of 0.18x to a high of 3.51x, with a mean of 0.68x and a median of 0.45x, as compared to 0.57x for the levered aggregate consideration to be received in the Merger,
  (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from a low of 4.5x to a high of 16.7x, with a mean of 10.1x and a median of 10.1x, as compared to 11.1x for the aggregate consideration to be paid in the Merger, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from a low of 5.0x to a high of 17.7x, with a mean of 12.0x and a median of 11.5x, as compared to 12.9x for the aggregate consideration to be paid in the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sterling or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Sterling Board of Directors as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock of the $21.00 per share of Common Stock in cash to be received by such holders pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Sterling, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of Sterling was one of many factors taken into consideration by the Sterling Board of Directors in making its determination to adopt and approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Sterling selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs is familiar with Sterling having acted as its financial advisor in connection with an unsolicited acquisition proposal from Bell Industries, Inc. in 1995, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

  Pursuant to a letter agreement dated May 19, 1997 (the "Engagement Letter"), Sterling engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Sterling. Pursuant to the terms of the Engagement Letter, Sterling has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee based on 1.5% of the aggregate consideration paid in the Merger. Sterling has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 Employment Agreements with Marshall

  In considering the recommendation of the Board of Directors of Sterling with respect to the Merger Agreement, Sterling stockholders should be aware that two members of the Board, Ronald S. Spolane, Chairman, Chief Executive Officer and President, and David A. Spolane, Executive Vice President and Chief Operating Officer, respectively, have interests in the Merger that are in addition to or different from the interests of Sterling stockholders generally. Accordingly, Ronald S. Spolane and David A. Spolane abstained from voting on the Merger Agreement and the Merger after disclosing their potential conflict of interest relating to the proposed employment agreements (discussed below) that they would enter into with Marshall in connection with the Merger. See "The Merger -- Background of the Merger."

  Concurrently with the execution of the Merger Agreement, Ronald S. Spolane and David A. Spolane (each an "Employee" and together the "Employees") entered into separate employment agreements (the "Employment Agreements") with Marshall to act as the President and Executive Vice President, respectively, of Sterling from the Effective Date until May 31, 2001. The Employment Agreements with Marshall are subject to and become effective upon consummation of the Merger. The Employment Agreements are in lieu of the current employment agreements that Ronald S. Spolane and David A. Spolane have with Sterling (see "-- Existing Employment Agreements with Sterling"). In addition, pursuant to the Employment Agreements, Ronald S. Spolane and David A. Spolane agree to release any rights they may have had under their existing employment agreements with Sterling and to forego receiving any benefits under Sterling's severance plans.

  Under his Employment Agreement, Ronald S. Spolane is to receive a base salary of (i) $31,250 per month from the Effective Time until May 31, 1998,
(ii) $375,000 from June 1, 1998 until May 31, 1999, (iii) $400,000 from June
1, 1999 until May 31, 2000 and (iv) $425,000 from June 1, 2000 until May 31,
2001. He is also to receive a bonus of $100,000 for the period ending May 31, 1998 and will participate in Marshall's profit sharing plan as to the operations of Sterling only for the period commencing on June 1, 1998 and ending May 31, 1999 and as to the consolidated operations of Marshall, including Sterling, for the period commencing June 1, 1999 and ending May 31, 2001. In addition, he is entitled to a special formula bonus of up to $1.5 million based on the performance of Sterling for the twenty-four month period ending November 30, 1999 based on (i) savings in selling, general and administrative expenses of Sterling from December 1, 1998 to November 30, 1999 as compared to a benchmark, (ii) retention of certain suppliers of Sterling and (iii) achievement of certain gross profit goals for Sterling, with a minimum guaranteed bonus of $1,000,000 (subject to the termination provisions of his Employment Agreement referred to below).

  Under his Employment Agreement, David A. Spolane is to receive a base salary of (i) $20,833 per month from the Effective Time until May 31, 1998, (ii) $250,000 from June 1, 1998 until May 31, 1999, (iii) $275,000 from June 1,
1999 until May 31, 2000 and (iv) $300,000 from June 1, 2000 until May 31,
2001. He is also to receive a bonus of $100,000 for the period ending May 31, 1998 and will participate in Marshall's profit sharing plan as to the operations of Sterling only for the period commencing on June 1, 1998 and ending May 31, 1999 and as to the consolidated operations of Marshall, including Sterling, for the period commencing June 1, 1999 and ending May 31, 2001, provided, however, that he will receive no less than (i) $150,000 under such profit sharing plan for the year ending May 31, 1999, (ii) $225,000 under such profit sharing plan for the year ending May 31, 2000, and, (iii) $300,000 under such profit sharing plan for the year ending May 31, 2001. In addition, he is entitled to a special formula bonus up to $1.2 million based on the performance of Sterling for the twenty-four month period ending November 30, 1999 based on (i) savings in selling, general and administrative expenses of Sterling from December 1, 1998 to November 30, 1999 as compared to a benchmark, (ii) retention of certain suppliers of Sterling and (iii) achievement of certain gross profit goals for Sterling, with a minimum guaranteed bonus of $900,000 (subject to the termination provisions of his Employment Agreement referred to below).

  Ronald S. Spolane and David A. Spolane are each entitled to certain other welfare benefits and perquisites pursuant to their respective Employment Agreements, including a company car or car allowance, in a amount not to exceed $12,000 per year.

  The payments to be made to each of Ronald S. Spolane and David A. Spolane under their Employment Agreements are subject to their continued employment by Marshall for the term of the Agreement. If the Employee is terminated prior to the end of the term of his Employment Agreement as a result of death or Disability (as defined in the Employment Agreement), he will receive the base salary earned through the date of his termination, a pro rata portion of the $100,000 first year bonus or the profit sharing payments earned through the date of termination, as applicable, and a pro rata portion of the special formula bonus. If the Employee is terminated prior to the end of the term of his Employment Agreement For Cause (as defined in the Employment Agreement) or Employee resigns prior to the end of the term of the Agreement, the Employee will receive the base salary earned through the date of termination and a pro rata portion of the $100,000 or the profit sharing payments earned through the date of termination, as applicable. In such event, the Employee shall not be entitled to any of the special formula bonus. If the Employee is terminated by Marshall Without Cause (as defined in the Agreement), he will receive: (a) his full base salary through the entire term of his Employment Agreement; (b) in the case of Ronald S. Spolane, an amount equal to the product of the average monthly profit sharing payment paid to him for the period up to the date of the termination and number of months remaining in the term of his Employment Agreement, or, in the case of David A. Spolane, the greater of: (x) the product of the average monthly profit sharing payment paid to him for the period up to the date of the termination and number of months remaining in the term of the Employment Agreement; and (y) the unpaid portion of the guaranteed profit sharing amounts to be paid to him ($100,000, $150,000, $225,000 and $300,000 in each of the respective years); and (c) the full guaranteed special formula bonus ($1,500,000 in the case of Ronald S. Spolane and $1,200,000 in the case of David A. Spolane). In addition, in the event of a termination Without Cause (as defined in the Employment Agreements), the Employee is entitled to continued coverage by Marshall at Marshall's expense under, or the provision to the Employee of insurance coverage no less favorable than Marshall's existing life, disability, health, dental or any other welfare benefit plan or program (as in effect on the date of termination) for the period of the lesser of: (x) the remaining term of the Employment Agreement; or (y) until the Employee is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs.

  In addition, the Employment Agreements define certain events as a "Constructive Termination" allowing Employee to provide written notice of his intention to terminate employment because of such Constructive Termination and if such condition is not cured by Marshall within 20 days of receiving such notice (the "Notice Period"), the Employee may terminate the employment within 2 weeks following such Notice Period. In the event of such termination, the Employee is treated as though his employment was terminated "Without Cause" for all purposes of his Employment Agreement.

  Pursuant to each of the Employment Agreements, Ronald S. Spolane and David
A. Spolane will each receive at the Effective Time non-qualified stock options to acquire 50,000 shares of Marshall common stock with an exercise price equal to the fair market value of Marshall's common stock on the date of the Closing of the transactions contemplated by the Merger Agreement. The options will vest in four equal installments on the first, second and third anniversaries of the closing of the Merger, with the final installment vesting on May 31, 2001. The options will accelerate to the date of termination in the event that the Employee is terminated by Marshall Without Cause (as defined in the Employment Agreement).

  The Employment Agreements also include the agreement of each of the Employees not to compete against Sterling for the periods set forth below:

    (i) in the case where the Employee's Employment Agreement expires by its terms on May 31, 2001 without termination by either party for any other reason, for a period of one year after the expiration of the Employment Agreement;

    (ii) in the case where the Employee's employment is terminated by Marshall Without Cause (as defined in the Employment Agreement), for the period which is the later of: (A) one year after the date of termination Without Cause; and (B) May 31, 2001; and

    (iii) in all other cases, including but not limited to, resignation by the Employee or termination by Marshall For Cause (as defined in the Employment Agreement), for a period of two years after the date of such resignation or termination.

  Each Employee is also subject to an anti-solicitation clause that prevents the Employee for a period of two years after his termination, for any reason, from calling on or soliciting, with respect to the activities prohibited by the non-competition provisions of the Employment Agreement, any person, firm corporation or other entity who or which at the time of such termination, or within two years prior thereto, was or had been a customer, referral source or distributor of Marshall or any of its affiliates or soliciting the employment of any person who was employed by Marshall or any of its affiliates on a full or part-time basis at the time of the Employee's termination of employment.

 Existing Employment Agreements with Sterling

  Sterling and Ronald S. Spolane are currently parties to an employment agreement dated as of September 18, 1995, pursuant to which Ronald S. Spolane is employed as the Chairman of the Board, President and Chief Executive Officer of Sterling. The material terms of such employment agreements are set forth below. However, such employment agreement will be replaced with Employment Agreement with Marshall (See "-- Employment Agreement With Marshall") and will terminate on the Effective Time if the Merger is consummated.

  Such agreement has an initial term of 5 years and is subject to automatic one year extensions on the anniversary date of such agreement unless either Sterling or Ronald S. Spolane gives written notice that they do not desire to extend the term of the employment agreement. Pursuant to such agreement, Ronald S. Spolane will receive (i) a salary of $237,000 per year, (ii) a formula bonus based on the earnings and results of operations of Sterling,
(iii) a Company car, (iv) medical, dental and prescription drug coverage, and
(iv) inclusion of Ronald S. Spolane in any other benefit plan for senior employees of Sterling.

  Sterling's current employment agreement with Ronald S. Spolane also contains change of control provisions. If during the thirty-six months following a "change in control" of Sterling, R. S. Spolane's employment is terminated other than for cause, then he would be entitled to receive a lump sum severance benefit equal to three times the sum of (i) his annual salary for the prior year, (ii) the greater of (X) the bonus that Ronald S. Spolane would have earned under his bonus formula for the current year annualized, or (Y) the bonus paid to him for the prior year, and (iii) an amount for the agreed value of certain employee benefits being provided to Ronald S. Spolane (currently $38,000). If such amounts are subject to tax (the "Excise Tax") imposed by Section 4999 and/or 280G of the Internal Revenue Code of 1986 (the "Code"), then Sterling will also pay to Ronald S. Spolane an amount such that the net amount retained by Ronald S. Spolane after deduction of the Excise Tax shall be equal to the amount Ronald S. Spolane would have been entitled to receive prior to the imposition of the Excise Tax. The employment agreement with Ronald S. Spolane defines "change of control" as (i) the existing directors do not constitute two-thirds of the Board of Directors,
(ii) the acquisition of 25% or more of Sterling's common stock by a person or group, (iii) any merger or consolidation in which the existing board of directors of Sterling do not constitute at least two-thirds of the board of the surviving corporation, and (iv) any other transaction deemed by two-thirds of Sterling's existing directors to constitute a change of control.

  Following a change of control and the termination of Ronald S. Spolane's employment other than for "cause", all stock options granted to Ronald S. Spolane will immediately become vested and Ronald S. Spolane will be entitled to participate in Sterling's employee benefit plans for three years following such termination.

  Pursuant to the current employment agreement, Ronald S. Spolane has agreed not to compete against Sterling or solicit customers, employees or suppliers of Sterling for a period of one year following a change of control event, or two years following a termination for any other cause.

  Sterling and David A. Spolane are also currently parties to an employment agreement dated as of September 18, 1995, pursuant to which David A. Spolane is employed as an Executive Vice President and Operating Officer of Sterling. Such employment agreement will terminate on the Effective Time if the Merger is consummated. Such agreement has an initial term of 5 years and is subject to automatic one year extensions on the anniversary date of such agreement unless either Sterling or David A. Spolane gives written notice that they do not desire to extend the term of the employment agreement. Pursuant to such agreement, David A. Spolane will receive (i) a salary of $135,000 per year,
(ii) a formula bonus based on the earnings and results of operations of Sterling, (iii) a Company car, (iv) medical, dental and prescription drug coverage, and (iv) inclusion of David A. Spolane in any other benefit plan for senior employees of Sterling.

  Sterling's current employment agreement with David A. Spolane also contains change of control provisions. If during the thirty-six months following a "change in control" of Sterling, David A. Spolane's employment is terminated other than for cause, then he would be entitled to receive a lump sum severance benefit equal to three times the sum of (i) his annual salary for the prior year, (ii) the greater of (X) the bonus that David A. Spolane would have earned under his bonus formula for the current year annualized, or (Y) the bonus paid to him for the prior year, and (iii) an amount for the agreed value of certain employee benefits being provided to David A. Spolane (currently $38,000). If such amounts are subject to Excise Tax, then Sterling will also pay to David A. Spolane an amount such that the net amount retained by David A. Spolane after deduction of the Excise Tax shall be equal to the amount David A. Spolane would have been entitled to receive prior to the imposition of the Excise Tax. The employment agreement with David A. Spolane defines "change of control" as (i) the existing directors do not constitute two-thirds of the Board of Directors, (ii) the acquisition of 25% or more of Sterling's common stock by a person or group, (iii) any merger or consolidation in which the existing board of directors of Sterling do not constitute at least two-thirds of the board of the surviving corporation, and
(iv) any other transaction deemed by two-thirds of Sterling's existing directors to constitute a change of control.

  Following a change of control and the termination of David A. Spolane's employment other than for cause, all stock options granted to David A. Spolane will immediately become vested and David A. Spolane will be entitled to participate in Sterling's employee benefit plans for three years following such termination.

  Pursuant to the current employment agreement, David A. Spolane has agreed not to compete against Sterling or solicit customers, employees or suppliers of Sterling for a period of one year following a change of control event, or two years following a termination for any other cause.

 Severance Plans

  Upper Management Severance Plan. On November 14, 1995, Sterling adopted its Upper Management Severance Plan. Such plan covers the senior employees of Sterling designated by the Chief Executive Officer of Sterling as senior employees and who have been employed by Sterling for at least six months, other than an employee who is a party to an employment agreement with change of control provisions. Ronald S. Spolane and David A. Spolane each have employment agreements with change of control provisions and, therefore, are not covered by this plan. There are currently 12 employees covered by this Plan.

  Under Sterling's Upper Management Severance Plan, a severance benefit is payable if during the twelve month period following any "change of control" a covered senior employee is terminated other than for "cause". In addition, if the change of control is "hostile", any termination of employment by a covered senior employee during the same twelve month period, or if the change of control is not "hostile", a termination of employment by a covered senior employee during the same twelve month period after an involuntary demotion or relocation, triggers a severance benefit. The severance benefit is equal to the sum of (X) one year salary, and (Y) the greater of such covered senior employee's last year bonus or the average of such covered senior employee's bonus for the three prior years. Such severance payment would be paid one-half within 30 days of such covered senior employee's termination of employment with Sterling and the balance one year from such termination date. The covered senior employee's receipt of the severance payment is conditioned on the covered senior employee agreeing to not compete against Sterling and to not solicit employees, suppliers or customers of Sterling for a one-year period following termination. In addition, the covered senior employee must hold in confidence all of Sterling's confidential information and trade secrets in the possession of such terminated covered senior employee. Sterling may require that a terminated covered senior employee sign a written agreement agreeing to be bound by such provisions as a condition to the receipt of the severance payment.

  Such plan defines change of control in the same manner as in the employment agreements with Ronald S. Spolane and David A. Spolane. The term "hostile change of control" refers to any change of control that is not approved by a majority of Sterling's directors. The Merger is not a "hostile change of control" under the Upper Management Severance Plan.

  In addition, if an employee becomes entitled to benefits under the Upper Management Severance Plan or the Broad Base Severance Plan (see next paragraph), such employee will be entitled to full vesting of all benefits under other employee benefit plans.

  Broad Base Severance Plan. On November 14, 1995, Sterling also adopted its Broad Base Severance Plan. Sterling's Broad Base Severance Plan covers all employees of Sterling who have been employed by Sterling for at least twelve months and who are not covered by either Sterling's Upper Management Severance Plan or an employment agreement with change of control provisions. If during the twelve month period following any hostile change of control, (i.e. any change of control that is not approved by a majority of Sterling's directors) any covered employee is terminated for other than cause or voluntarily quits, then such covered employee will receive a severance benefit equal to one week's salary for each full year of employment with Sterling prior to the date of such termination. Such amount shall be paid to the covered employee in a lump sum payment within 30 days of such termination. It is a condition of the receipt of such severance benefit that a covered employee not solicit Sterling's customers or employees for a period equal to one week for each one year of employment by Sterling prior to termination. The Merger is not a "change of control" under the Broad Base Severance Plan and it therefore will have no effect upon the consummation of the Merger.

 Executive Salary Continuation Program.

  In 1976, Sterling established an Executive Salary Continuation Program for selected key employees to be funded through life insurance. The program is voluntary (approximately 16 active employees as of June 2, 1997 participate in the program) with each participating employee contributing to the program. The annual benefits, beginning at age 65, depend upon the employee's age and health at the time of joining the program and the amount of the employee's monthly contribution to the program. Reduced benefits are also available in the event of termination of employment prior to age 65. Sterling is the owner and beneficiary of each participant's insurance policy in this program and is contractually obligated to pay death or salary continuation benefits.

  The principal benefits under this program are paid in 120 equal monthly installments beginning when the participant attains the age of 65 years. Messrs. Turner, Ronald S. Spolane and McGinty are participants in the program, with annual benefit payments beginning at age 65 of $25,312, $81,840 and $25,207, respectively. Mr. David A. Spolane and Mr. O'Brien are not participants in the program.

 Stock Options

  On June 28, 1993, March 10, 1994 and October 15, 1996 each non-employee director received a non-qualified stock option, issued pursuant to the Sterling 1993 Employee Stock Option Plan, to purchase 3,307 shares of common stock at $5.44 per share, 3,307 shares of common stock at $10.43 and 5,250 shares of common stock at $10.95, respectively. Including the above referenced options, there are a total of 1,034,567 options outstanding as of October 8, 1997 with an average exercise price of $10.20. Pursuant to the Merger Agreement, such directors, along with Sterling's executive officers (see "Security Ownership of Certain Beneficial Owners and Management") and all other option-holders, will be entitled to receive the Merger Consideration Per Share minus the applicable exercise price per option.

REQUIRED REGULATORY APPROVALS

  Sterling is aware of no federal or state regulatory requirements that must be complied with or other approvals that must be obtained prior to consummation of the Merger, other than (i) compliance with applicable federal and state securities laws, (ii) the acceptance for filing of the Articles of Merger as required under the laws of the State of Nevada and (iii) expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "The Merger Agreement -- Conditions to the Consummation of the Merger."

DISSENTERS' RIGHTS

  Holders of shares of Sterling Common Stock are NOT entitled to dissenters' or appraisal rights under Nevada law.

                             THE MERGER AGREEMENT

  THE TERMS AND CONDITIONS OF THE PROPOSED MERGER ARE CONTAINED IN THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY. THE DESCRIPTIONS OF THE MATERIAL TERMS AND CONDITIONS OF THE MERGER AGREEMENT ARE SET FORTH BELOW AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE MERGER AGREEMENT.

EFFECTIVE TIME

  The Merger Agreement provides that the Merger will become effective at the time Articles of Merger are duly accepted for filing with the Secretary of State of the State of Nevada. The time at which the Merger will become effective is referred to herein as the "Effective Time" and the date on which the Merger becomes effective is the "Effective Date." Such filing, together with all other filings or recordings required by the NRS in connection with the Merger, will be made as soon as practicable after the approval and adoption by the stockholders of Sterling of the Merger Agreement and the satisfaction, or to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

THE MERGER

  At the Effective Time, Subsidiary will be merged with and into Sterling, at which time the separate existence of Subsidiary will cease and Sterling will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Marshall. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the limitations, restrictions, disabilities and duties of Sterling and Subsidiary, as provided under Nevada law.

CONSIDERATION TO BE RECEIVED IN THE MERGER

  At the Effective Time, each share of Sterling Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $21.00 per share (the "Cash Consideration Per Share") except that any shares of Sterling Common Stock held by Sterling or Marshall or their wholly-owned subsidiaries (other than those held in trust) will be cancelled. All existing stock options will be cancelled and the holders of such options will be entitled to receive the difference between the current exercise price of such options and the Cash Consideration Per Share.

SURRENDER OF SHARES AND PAYMENT

  At the closing of the Merger, Marshall shall select a bank or trust company reasonably acceptable to Sterling to act as the paying agent for the Merger (the "Paying Agent") and will deposit with the Paying Agent an amount equal to the Cash Consideration Per Share multiplied by the number of shares entitled to receive the same (the "Payment Fund"). The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and
(iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

  Each holder of shares of Sterling Common Stock that have been converted into the right to receive the Cash Consideration Per Share, upon surrender to the Paying Agent of a certificate or certificates representing such shares of Sterling Common Stock, together with a properly completed letter of transmittal (and any other items required by such letter), will be entitled to receive in exchange for each such share, the Cash Consideration Per Share, without interest, which such holder has the right to receive pursuant to the Merger Agreement. Each certificate for shares of Sterling Common Stock so surrendered shall be canceled. Until so surrendered, each such certificate will, after the Effective Time, represent for all purposes only the right to receive the Cash Consideration Per Share without interest. In the event of a transfer of ownership of shares of Sterling Common Stock which is not registered in the transfer records of Sterling, the Merger Consideration will be paid to the transferee only upon the transferee's presentation of the stock certificate(s) with proper transfer endorsement(s) (or stock transfer power(s)), payment (or evidence that no payment is necessary) of applicable transfer taxes and compliance with applicable securities laws. STOCKHOLDERS OF STERLING ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE PAYING AGENT.

  Any amounts deposited with the Paying Agent pursuant to the Merger Agreement for payment of the Cash Consideration Per Share that remain unclaimed by the holders of shares of Sterling Common Stock one year after the Effective Time will, upon request be returned to the Surviving Corporation, and any such holder who has not exchanged his shares prior to that time will be entitled thereafter to look only to Marshall and the Surviving Corporation for payment (subject to applicable abandoned property, escheat and similar laws), without interest. NO INTEREST WILL BE PAID WITH RESPECT TO THE CASH CONSIDERATION PER SHARE REGARDLESS OF WHEN A STOCKHOLDER SURRENDERS HIS CERTIFICATES IN EXCHANGE FOR THE CASH CONSIDERATION PER SHARE.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived by all parties:

  Stockholder Approval. The Merger shall have been approved and adopted by Sterling's stockholders under applicable law.

  Approval from Government Entities. All approvals required by any governmental entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

  No Injunctions or Restraints. No governmental entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any governmental entity that prohibits, restricts, or delays consummation of the Merger.

  The obligations of Marshall and Subsidiary to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived by Marshall:

  Performance of Obligations and Representations and Warranties of Sterling. Sterling shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Sterling contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Effective Date as if made on and as of such date, and Marshall shall have received a certificate of the Chief Executive Officer of Sterling dated as of the Effective Date to that effect.

  Comfort Letter. Marshall shall have received from Ernst & Young LLP, the independent auditors of Sterling, a comfort letter dated the date of the mailing of this Proxy Statement and a second comfort letter dated the Effective Date, each in form and substance reasonably satisfactory to Marshall.

  Other Approvals and Consents. All statutory requirements for the valid consummation by Marshall and Subsidiary of the transactions contemplated by the Merger Agreement shall have been fulfilled; all authorizations, consents and approvals of all governmental entities required to be obtained in order to permit consummation by Marshall and Subsidiary of the transactions contemplated by the Merger Agreement shall have been obtained.

  No Material Adverse Effect. As of the Effective Time, there shall not have occurred any event which has or is likely to have a material adverse effect on the business, financial condition, results of operations, prospects, properties or capitalization of Sterling and its subsidiaries, taken as a whole (the "Company's Business") (events or changes affecting the entire electronics components distribution industry generally will not be considered in making such determination). Without limiting the foregoing, a material adverse effect on the Company's Business shall include the termination (or notice of termination) of franchise agreements with suppliers which in the aggregate accounted for at least seven percent of Sterling's revenues in fiscal 1997.

  Legal Opinions. Marshall shall have received an opinion from Schlanger, Mills, Mayer & Grossberg, LLP and from Woodburn and Wedge, both counsel to Sterling in form and substance reasonably satisfactory to Marshall.

  Market Conditions. There shall have not occurred (i) any general suspension of, trading in or limitation on prices for securities on the New York Stock Exchange, Inc., the American Stock Exchange, Inc., or the National Association of Securities Dealers Automated Quotation System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any governmental entity on, or any other event that, in the reasonable judgment of Marshall is substantially likely to materially adversely affect the extension of credit by banks or other lending institutions, or (v) from the date of the Merger Agreement through the date immediately prior to the Effective Time, a decline of at least 25% in the Standard & Poor's 500 Index.

  The obligations of Sterling to affect the Merger are subject to the fulfillment at or prior to the Effective Date of the following Conditions unless waived by Sterling:

  Performance of Obligations and Representations and Warranties of Marshall and Subsidiary. Marshall and Subsidiary shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date and the representations and warranties of Marshall and Subsidiary contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Effective Date as if made on and as of such date, and Sterling shall have received a certificate of the Chief Executive Officer of Marshall dated as of the Effective Date to that effect.

  Legal Opinions. Sterling shall have received an opinion from O'Melveny & Myers LLP and McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks LLP, both counsel for Marshall, in form and substance reasonably satisfactory to Sterling.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties by Sterling relating to, among other things: (i) organization and qualification to do business; (ii) capitalization of Sterling and its subsidiaries; (iii) authority to enter into the Merger and valid execution of the Merger Agreement; (iv) non-contravention of laws, other contracts and governing documents and necessary governmental and contractual approvals; (v) proper filing and accuracy of reports and financial statements, (including absence of undisclosed liabilities); (vi) absence of certain changes or events; (vii) accuracy of this Proxy Statement; (viii) compliance with law; (ix) taxes; (x) material contracts; (xi) employee benefit plans and ERISA matters; (xii) employment agreements and labor matters; (xiii) environmental matters; (xiv) title to assets; (xv) insurance; (xvi) no brokers; (xvii) related party transactions; (xviii) lack of dissenters' rights; (xix) bank accounts; (xx) intangible property; (xxi) receipt of fairness opinion from Goldman Sachs;
(xxii) full disclosure of information; and (xxiii) absence of legal proceedings.

  The Merger Agreement also contains various representations by Marshall and Subsidiary relating to, among other things: (i) organization and qualification to do business, (ii) authority to enter into the Merger and valid execution of the Merger Agreement; (iii) non-contravention of laws, other contracts and governing documents and necessary government and contractual approvals; (iv) no brokers; (v) absence of legal proceedings; (vi) accuracy of financial statements; and (vii) availability of financing.

  The representation and warranties made by the parties terminate on the Effective Date.

CONDUCT OF BUSINESS PENDING THE MERGER

  During the period from the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, unless Marshall shall otherwise agree in writing, Sterling shall, and shall cause its subsidiaries to:

  Ordinary Course. Conduct their respective businesses in the ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; and (ii) retain its key officers and employees.

  Charter Documents; Changes in Stock. Not (i) amend Sterling's Articles of Incorporation or by-laws, (ii) split, combine or reclassify Sterling's outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise.

  Other Conduct. Not (i) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (ii) implement any new employee benefit plan, or employment, compensatory or severance agreement; (iii) amend any existing employee benefit plan or employment agreement except as required by Law or by the Merger Agreement; (iv) enter into, amend or terminate any contract that is material to Sterling (including contracts falling into a list of certain types of contracts, subject to specified exceptions) (each a "Material Contract"); (v) take any action that would jeopardize the continuance of its material supplier or customer relationships; (vi) make any material change in the nature of their businesses and operations; (vii) enter into any transaction or agreement with any officer, director or affiliate of Sterling or any of its subsidiaries; (viii) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Sterling or any of its subsidiaries of more than $100,000 in any specific case or $500,000 in the aggregate, excluding purchases of inventory in the ordinary course of business; or (ix) make any tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure.

  Employee Matters. Sterling shall amend, terminate or suspend its 1996 Employee Stock Purchase Plan such that no options will be granted pursuant thereto after September 30, 1997. Sterling's Board of Directors shall take all actions necessary or appropriate such that the Merger, the transactions contemplated by the Merger Agreement and any steps taken in connection therewith are not deemed to be either (i) a "Change in Control" as such term is defined in Sterling's Broad Base Severance Plan or (ii) a "Hostile Change of Control" as such term is defined in Sterling's Upper Management Severance Plan.

  Notification of Defaults and Adverse Events. Sterling will promptly notify Marshall if, subsequent to the date of the Merger Agreement and prior to the Effective Date: (i) an event occurs that may materially and adversely affect the Company's Business, (ii) it receives any notice of default under any Material Contract, which default would, if not remedied, result in any material adverse change in Company's Business or which would render incorrect any representation made in the Merger Agreement, or (iii) any suit, action or proceeding is instituted or, to the knowledge of Sterling, threatened against or affecting Sterling or any of its subsidiaries which, if adversely determined, would result in any material adverse change in Company's Business or which would render incorrect any representation made in the Merger Agreement. Each of Sterling and Marshall will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under the Merger Agreement or fulfill any conditions under its control.

  Indemnification by Sterling. Sterling agrees to indemnify and hold harmless Marshall, each person who controls Marshall within the meaning of the Securities Act of 1933, as amended, and each director and officer of Marshall against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that this Proxy Statement contains any material misstatement or omission. This indemnification obligation does not, however, extend to information provided in writing by Marshall expressly for inclusion in this Proxy Statement.

ACQUISITION TRANSACTION

  After the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, Sterling shall not directly or indirectly initiate, solicit, negotiate, encourage, participate in discussions or negotiations with, or provide any information to any person (other than Marshall or Subsidiary) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of shares of capital stock or tender offer or exchange (in each case relating to more than 15% of Sterling Common Stock), liquidation or similar transaction involving Sterling (any such transactions being referred to herein as an "Acquisition Transaction").

  Notwithstanding the foregoing, Sterling may furnish information and may participate in discussions or negotiations with persons making unsolicited proposals, if doing so is required to satisfy the fiduciary obligations of the Board of Directors of Sterling, such determination is made with the written advice of independent counsel and Sterling provides notice to Marshall. If, prior to the consummation of the transactions contemplated by the Merger Agreement, a person shall have made a bona fide proposal for an Acquisition Transaction that the Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to Sterling's stockholders than the Merger and that the failure to terminate the Merger Agreement and accept such alternative proposal would be inconsistent with the proper exercises of such fiduciary duties under applicable law, Sterling may terminate the Merger Agreement, subject to payment of a termination fee described in the following paragraph.

TERMINATION FEE

  If the Merger Agreement is terminated pursuant to the provisions described in the foregoing paragraph (or due to (i) the failure of Sterling's stockholders to approve and adopt the Merger or (ii) the withdrawal or modification by the Board of Directors of its recommendation of the Merger to Sterling's stockholders), then Sterling must make a cash payment to Marshall, upon demand, of $5,000,000 (the "Termination Fee"). The Termination Fee will be Marshall's sole and exclusive remedy against Sterling for a termination that gives rise to the payment of the Termination Fee as described above (but not for any other termination of the Merger Agreement (see " -- Termination, Amendment and Waiver -- Effect of Termination")) and Marshall shall not pursue in any manner, directly or indirectly, any claim or cause of action based upon tortious or other interference with rights under the Merger Agreement against any person submitting a proposal for an Acquisition Transaction.

ADDITIONAL AGREEMENTS

  Pursuant to the Merger Agreement, Sterling, Marshall and Subsidiary have made the following additional agreements.

  Access and Information. Sterling shall afford to Marshall and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Marshall Representatives") upon reasonable notice, full access during normal business hours throughout the period prior to the earlier of the termination of the Merger Agreement or the Effective Time to all of Sterling's and its subsidiaries' properties, books, records, documents, personnel, auditors and counsel, and Sterling shall furnish promptly to Marshall all information concerning Company's Business as Marshall or Marshall's Representatives may reasonably request, including, without limitation, true and complete copies of all Material Contracts.

  Subject to applicable law and certain specified exceptions, each party (and its representatives) must maintain the confidentiality of, and must not use in any way not contemplated by the Merger Agreement, any non-public information disclosed by any party in connection with the transactions contemplated by, or the discussions and negotiations preceding, the Merger Agreement. Upon any termination of the Merger Agreement, each party will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its representatives then in their possession and any copies thereof.

  Subject to applicable law, Sterling shall notify Marshall of, and shall allow Marshall to participate in, any meetings relating to, any examination, review, investigation, action, suit or proceeding against Sterling by any governmental entity with respect to the Merger. Upon Marshall's request, officers of Sterling shall meet with Marshall's potential sources of financing for the Merger and shall otherwise cooperate as reasonably requested by Marshall in connection with Marshall's efforts to secure financing. In addition, Sterling shall provide certain tax information to Marshall.

  Stockholder Approval. Sterling shall, as promptly as practicable, submit the Merger Agreement and the transactions contemplated thereby for the approval of its stockholders at a meeting of stockholders. Such meeting of stockholders shall be held as soon as practicable following the date this Proxy Statement is cleared for mailing by the U.S. Securities and Exchange Commission. Subject to its fiduciary duties (see "-- Acquisition Transaction"), Sterling's Board of Directors must recommend to its stockholders the approval of the Merger Agreement and the transactions contemplated thereby.

  Expenses and Fees. Subject to the provisions described in "-- Termination Fee" above and "-- Termination, Amendment and Waiver -- Effect of Termination" below, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

  Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby and shall not issue any such press release, publicity statements or other public notice without obtaining the prior consent of the other party (except as required by law).

  Governmental Filings, Consents and Financial Statements. Sterling and Marshall have agreed to make all governmental filings necessary for the consummation of the Merger, and to use reasonable efforts to take all actions contemplated by the Merger Agreement, including without limitation the seeking of all necessary consents and approvals. Sterling has agreed to provide monthly and quarterly financial statements to Marshall.

  Indemnification. Marshall and Subsidiary have agreed that all rights to indemnification by Sterling existing in favor of each present and former director of Sterling as provided in Sterling's Articles of Incorporation and By-Laws on the date of the Merger Agreement will be continued in full force and effect for a period of four years from the Effective Date.

  Article VIII of Sterling's Amended And Restated Articles of Incorporation ("Article Eight") provides that, with certain exceptions, every director and officer of Sterling shall be entitled to indemnification by Sterling against reasonable expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of Sterling or otherwise, by reason of such person being or having been a director or officer of Sterling or serving at the request of Sterling as a director, officer, employee, fiduciary or other representative of Sterling or another entity. The indemnification provided in Article Eight includes the right to have expenses paid in advance by Sterling prior to final disposition of the action, as permitted by law. Such indemnification shall be deemed to be a contractual right and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, including that Sterling may purchase and maintain insurance to protect itself and any person eligible for indemnification against any liability or expenses asserted against or incurred by such person.

  Notwithstanding the provisions of Sterling's Articles of Incorporation and By-laws as described above, Section 78.751 of the NRS requires Sterling to indemnify a director, officer, employee or agent of Sterling, to the extent such director, officer, employee or agent has been successful on the merits or otherwise in defense of a proceeding, for expenses, including attorneys fees, actually and reasonably incurred in the proceeding if the director, officer, employee or agent was a party to the proceeding because he or she was a director, officer, employee or agent of Sterling. Further, NRS Section 78.751 provides that Sterling may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of that person's status or former status as a director, officer, employee or agent of Sterling, if such director, officer, employee or agent acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of Sterling and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The indemnification provided under NRS
Section 78.751, unless ordered by a court, may only be made in accordance with a determination that discretionary indemnification is proper by either (a) the stockholders; (b) the board of directors by majority vote of a quorum of directors who were not parties to the action, suit or proceeding; or (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, or a quorum of such directors cannot be obtained, by independent legal counsel in a written opinion. However, indemnification pursuant to NRS Section 78.751 may not be made to or on behalf of (1) any director or officer if a final adjudication establishes that such person's actions or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action or (2) any director, officer, employee or agent who as adjudged by a court, after exhaustive appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

  For a period of three years after the Effective Date, Marshall shall cause to be maintained officers' and directors' liability insurance covering Sterling's existing officers and directors who are currently covered in such capacities by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance; provided, however, that Marshall shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the current annual premium paid by Company for its existing coverage (the "D&O Cap") and provided further that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such amount, Marshall shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap.

GOVERNING LAW

  The Merger Agreement is governed by California Law.

TERMINATION, AMENDMENT AND WAIVER

  Termination. The Merger Agreement may be terminated (a) by the written mutual written consent of Sterling, Marshall and the Subsidiary, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors; (b) by any of Subsidiary, Marshall or Sterling upon written notice to the other parties if any governmental entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; (c) by any of Subsidiary, Marshall or Sterling if the Merger shall not have been consummated on or before January 31, 1998, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe in any material respect the covenants and agreements of such party set forth therein; (d) by Sterling or Marshall if any approval of the stockholders of Sterling required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; (e) by any of Subsidiary, Marshall or Sterling (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party; (f) by any of Subsidiary, Marshall or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there shall have been a breach of any of the covenants or agreements or conditions or obligations set forth in the Merger Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party or which breach, by its nature, cannot be cured prior to the Effective Time; (g) by Sterling if, prior to the consummation of the transactions contemplated by the Merger Agreement, a person shall have made a bona fide proposal for a Acquisition Transaction that the Board of Directors of Company determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to Sterling's stockholders than the Merger and that the failure to terminate the Merger Agreement and accept such alternative proposal would be inconsistent with the proper exercise of such fiduciary duties under applicable law (see "-- Acquisition Transaction"); and (h) by Subsidiary and Marshall prior to the consummation of the transactions contemplated if the Board of Directors of Sterling shall have withdrawn its approval or modified its approval or recommendation of the Merger Agreement or shall have recommended another offer for the purchase of Sterling Common Stock.

  Effect of Termination. In the event of termination of the Merger Agreement by either Sterling or Marshall as provided above, the Merger Agreement shall forthwith become void and there shall be no further obligation on the part of any of the parties to the Merger Agreement with respect to obligations existing thereunder prior to the termination (except with respect to the payment of fees and expenses, if applicable, and the parties' obligations relating to information, which shall survive the termination). See "-- Termination Fee." If Marshall terminates the Merger Agreement because Sterling breaches a material representation or warranty or fails to perform a material covenant contained herein, and Marshall has not breached any material representation or warranty or failed to perform a material covenant, Sterling shall reimburse Marshall and its affiliates (not later than five business days after submission of statements therefor) for all out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Merger Agreement and the transactions contemplated hereby (including, without limitation, fees payable to investment bankers, commercial bankers, counsel, consultants and accountants) in an amount not to exceed $2,000,000.

  Amendment. The Merger Agreement may be amended by the parties thereto at any time before or after approval thereof by Sterling's stockholders, but, after any such approval, no amendment may be made which would have a material adverse effect on Sterling's stockholders without the further approval of such stockholders.

  Waiver. At any time prior to the Effective Date, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement; (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. To the extent material provisions or conditions are waived, Sterling may be obligated to amend this Proxy Statement and resolicit stockholders to the extent required by applicable law.

            MARKET PRICE OF AND DIVIDENDS ON STERLING COMMON STOCK

  Sterling Common Stock is traded on the New York Stock Exchange under the symbol "SEC". On September 18, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price of Sterling Common Stock was $18.0625 per share. On such date, the high and low sale price of Sterling Common Stock was $18.0625 per share and $17.625 per share, respectively. On September 12, 1997 (one week prior to the public announcement of the Merger) and August 19, 1997 (one month prior to the public announcement of the Merger), the closing price of Sterling Common Stock was $16.125 per share and $14.125 per share, respectively. Stockholders are urged to obtain current market quotations for Sterling Common Stock.

  Sterling paid five percent common stock dividends to shareholders of record as of January 11, 1996 and December 9, 1996. Sterling has not paid a cash dividend to its stockholders since 1990.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following sets forth information regarding the beneficial ownership of Common Stock of Sterling as of October 8, 1997 by (i) each person known by Sterling to own beneficially more than five percent of the outstanding Common Stock of Sterling; (ii) each director of Sterling; and (ii) all directors and executive officers as a group.

                                                                            SHARES
          NAME                                POSITION                      HELD(A) PERCENTAGE
          ----                                --------                      ------- ----------
JAY H. GOLDING..........  Director                                           37,627       *
 1616 Voss, Suite 800,
  Houston, TX 77057
S.M. LAMBERT, Ph.D......  Director                                           12,966       *
 2016 Wing Point,
 Plano, TX 75075
HERSCHEL G. MALTZ.......  Director                                           13,990       *
 4265 San Felipe,
 Suite 1100,
 Houston, TX 77019
DAVID A . SPOLANE(b)....  Executive Vice President                          178,222     2.5%
 4201 Southwest Freeway,
 Houston, TX 77027
RONALD S. SPOLANE(b)....  President and Chief Executive Officer             221,871     3.1%
 4201 Southwest Freeway,
  Houston, TX 77027
DAVID R. TOOMIM.........  Director                                           19,862       *
 5847 San Felipe,
 Suite 1700,
Houston, TX 77057
RON BARNARD.............  Senior Vice President                              36,745       *
 4201 Southwest Freeway,
  Houston, TX 77022
DAVE GOFORTH............  Senior Vice President                              18,467       *
 4201 Southwest Freeway,
  Houston, TX 77022
JACK KILLOREN...........  Senior Vice President                              35,780       *
 4201 Southwest Freeway,
  Houston, TX 77022
JIM McCONKEY............  Senior Vice President                               9,535       *
 4201 Southwest Freeway,
  Houston, TX 77022
MAC McCONNELL...........  Vice President--Finance & Chief Financial Officer  26,103       *
 4201 Southwest Freeway,
  Houston, TX 77022
TOM McGINTY.............  Senior Vice President                              50,207       *
 4201 Southwest Freeway,
  Houston, TX 77022
CHRIS O'BRIEN...........  Senior Vice President                              28,342       *
 4201 Southwest Freeway,
  Houston, TX 77022
BYRON TURNER............  Senior VIce President                              51,565       *
 4201 Southwest Freeway,
  Houston, TX 77022
LEON WEBB, JR.            Vice President--Secretary & Treasurer              11,747       *
 4201 Southwest Freeway,
  Houston, TX 77022
MELLON BANK
 CORPORATION(c).........                                                    364,000    5.17%
ALL DIRECTORS AND
 EXECUTIVE OFFICERS AS A
 GROUP (15 PERSONS).....                                                    576,676     8.0%

--------
*Represents less than 1%.

(a) Includes shares which may be acquired from the Company within 60 days upon exercise of options as follows: Jay H. Golding -- 11,864 shares, S.M. Lambert -- 11,864 shares, Herschel G. Maltz -- 11,864 shares, D.A. Spolane -- 70,246 shares, R.S. Spolane -- 140,700 shares, David R. Toomim -- 11,864 shares, Ron Barnard -- 5,553 shares, Dave Goforth-- 8,135 shares, Jack Killoren -- 21,398 shares, Jim McConkey -- 8,310 shares, Mac McConnell -- 20,910 shares, Tom McGinty -- 9,013 shares, Chris O'Brien -- 14,643 shares, Byron Turner -- 8,313 shares and Leon Webb, Jr. -- 5,932 shares.
(b) Mr. David A. Spolane and Mr. Ronald S. Spolane are brothers.
(c) Pursuant to a Schedule 13F dated February 4, 1997 and filed with the Securities and Exchange Commission, Mellon Bank Corporation reported beneficial ownership of over 5% of Sterling's Common Stock.

                      1998 ANNUAL MEETING OF STOCKHOLDERS

  The Company does not plan to hold an annual meeting of its stockholders during 1998 unless the Merger is not consummated. If the Merger is not consummated, it is presently anticipated that the next Annual Meeting of
Stockholders of Sterling will be held on or about August   , 1998. Any
proposal of a stockholder to be presented at the Annual Meeting of Stockholders in 1998 must be received by the Secretary of Sterling at its principal offices, prior to 5:00 p.m., Houston, Texas, on May 1, 1998, in order to be considered for inclusion in Sterling's 1998 proxy materials. Any such proposal must be in writing and signed by the stockholder.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the Special Meeting other than the adoption and approval of the Merger and Merger Agreement. If any other matters arise at the Special Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

                             INDEPENDENT AUDITORS

  The consolidated financial statements and financial statement schedule of Sterling Electronics Corporation as of March 29, 1997 and March 30, 1996 and for each of the three fiscal years in the period ended March 29, 1997, included in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997 and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon included therein.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the SEC relating to its business, financial statements and other matters.

  The reports, proxy and information statements and other information filed with the SEC by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Sterling Common Stock is quoted for trading on New York Stock Exchange, Inc. and reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the SEC are incorporated herein by reference:

    1. the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997;

    2. the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1997; and

    3. the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997

    4. the Company's Proxy Statement for its Annual Meeting of Shareholders held on August 26, 1997.

  All reports and definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The documents incorporated into this Proxy Statement by reference (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates by reference herein) are available without charge to each person, including each beneficial owner, to whom a copy of this Proxy Statement is delivered upon written or oral request address to Sterling Electronics Corporation, 4201 Southwest Freeway, Houston, TX 77027. The Company's telephone number is (713) 627-9800.

                                          By Order of the Board of Directors,

                                          Ronald S. Spolane,
                                          Chairman of the Board

Houston, Texas

November   , 1997

                                   APPENDIX A

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                  dated as of

                               September 18, 1997

                                  by and among

                              MARSHALL INDUSTRIES,

                            MI HOLDINGS NEVADA, INC.

                                      and

                        STERLING ELECTRONICS CORPORATION

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

      THE MERGER..........................................................     1
 1.1  The Merger..........................................................     1
 1.2  Closing.............................................................     2
 1.3  Effective Time......................................................     2
 1.4  Articles of Incorporation...........................................     2
 1.5  By-Laws.............................................................     2
 1.6  Officers and Directors..............................................     2
 1.7  Conversion of Shares................................................     2
 1.8  Delivery of Merger Consideration....................................     3
 1.9  Company Options.....................................................     4

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF COMPANY...........................     4
 2.1  Organization; Subsidiaries..........................................     4
 2.2  Capitalization......................................................     5
 2.3  Authority; Validity.................................................     6
 2.4  No Conflict.........................................................     6
 2.5  Consents............................................................     7
 2.6  Financial Statements; SEC Filings...................................     7
 2.7  Tax Matters.........................................................     8
 2.8  Absence of Certain Changes or Events................................     8
 2.9  Material Contracts..................................................     9
 2.10 Title and Related Matters...........................................     9
 2.11 Employee Benefit Plans..............................................    10
 2.12 Employment Agreements...............................................    12
 2.13 Legal Proceedings...................................................    12
 2.14 Compliance with Law.................................................    12
 2.15 Accuracy of Proxy Statement and Other Information...................    12
 2.16 Related Party Transactions..........................................    13
 2.17 Insurance...........................................................    13
 2.18 No Brokers or Finders...............................................    13
 2.19 Dissenters' Rights..................................................    13
 2.20 Environmental Matters...............................................    13
 2.21 Bank Accounts, Powers, etc..........................................    14
 2.22 Intangible Property.................................................    14
 2.23 Fairness Opinion....................................................    14
 2.24 Full Disclosure.....................................................    14

                                  ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF BUYER AND SUBSIDIARY..............    14
 3.1  Organization.........................................................   14
 3.2  Authority; Validity.................................................    15
 3.3  No Conflict.........................................................    15
 3.4  Consents............................................................    15
 3.5  No Brokers or Finders...............................................    15
 3.6  Legal Proceedings...................................................    15
 3.7  Financial Statements................................................    15
 3.8  Buyer's Financing...................................................    16

                                                                            PAGE
                                                                            ----
                                   ARTICLE IV

      COVENANTS...........................................................    16
 4.2  Governmental Filings................................................    17
 4.3  Consents and Approvals..............................................    17
 4.4  Stockholders' Meeting...............................................    18
 4.5  Conduct of Business.................................................    18
 4.6  Publicity...........................................................    19
 4.7  Financial Statements................................................    19
 4.8  Notification of Defaults and Adverse Events.........................    19
 4.9  Indemnification by Company..........................................    20
 4.10 Commercially Reasonable Efforts.....................................    20
 4.11 Buyer's Undertaking Regarding Subsidiary............................    20
 4.13 No Solicitation.....................................................    20
 4.15 Anti-takeover Statutes..............................................    21
 4.16 Indemnification; Insurance..........................................    21

                                   ARTICLE V

      CONDITIONS..........................................................    22
 5.1  Conditions to Obligations of Company and Buyer.......................   22
 5.2  Conditions to Obligations of Buyer..................................    22
 5.3  Conditions to Obligations of Company................................    24

                                   ARTICLE VI

      TERMINATION, AMENDMENT AND WAIVER...................................    24
 6.1  Termination and Abandonment..........................................   24
 6.2  Effect of Termination...............................................    25
 6.3  Amendment...........................................................    25
 6.4  Extension; Waiver...................................................    25

                                  ARTICLE VII

      MISCELLANEOUS.......................................................    26
 7.1  Termination of Representations and Warranties........................   26
 7.2  Expenses............................................................    26
 7.3  Remedies............................................................    26
 7.4  Notices.............................................................    26
 7.5  Further Assurances..................................................    27
 7.6  Assignability.......................................................    27
 7.7  Governing Law.......................................................    27
 7.8  Interpretation......................................................    27
 7.9  Counterparts........................................................    27
 7.10 Integration.........................................................    28

                                  ARTICLE VIII

      DEFINITIONS.........................................................    28
 8.1  Definitions..........................................................   28

                         AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT (this "Agreement") is entered into as of September 18, 1997 by and among Marshall Industries, a California corporation having its principal place of business at 9320 Telstar Avenue, El Monte, California 91731 ("Buyer"), MI Holdings Nevada, Inc., a Nevada corporation and a wholly owned subsidiary of Buyer having its principal place of business at 9320 Telstar Avenue, El Monte, California 91731 ("Subsidiary"), and Sterling Electronics Corporation, a Nevada corporation having its principal place of business at 4201 Southwest Freeway, Houston, Texas 77027 ("Company"; for purposes of this Agreement, and unless the context otherwise requires, the term "Company" shall include Company and all of its subsidiaries).

                                   RECITALS

  WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each determined that it is in the respective best interests of Buyer and Company for Buyer to acquire Company through the merger of Subsidiary with and into Company upon the terms and subject to the conditions set forth herein; and

  WHEREAS, Buyer, Company and Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe various conditions to the Merger (as such term is defined below).

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) Subsidiary shall be merged with and into Company and the separate corporate existence of Subsidiary shall thereupon cease (the "Merger"). Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Nevada. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger and Company shall succeed, without other transfer, to all of the rights and properties of Subsidiary and shall be subject to all of the debts and liabilities of Subsidiary. The Merger shall have the effects specified in the NRS.

  1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place (i) at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California at 10:00 A.M., Los Angeles time on the second business day after the day on which the last of the conditions set forth in Article V hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Buyer and Company may agree.

  1.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to
Article VI hereof, the Surviving Corporation shall file Articles of Merger which contain all information required by Section 92A.200 of the NRS and are executed in accordance with Section 92A.230 of the NRS with the Secretary of State of the State of Nevada. The Merger shall thereupon become effective in accordance with the NRS; the time of such effectiveness is hereinafter referred to as the "Effective Time;" and the date of such effectiveness is hereinafter referred to as the "Effective Date."

  1.4 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NRS, except that the name of the Surviving Corporation shall be Sterling Electronics Corporation.

  1.5 By-Laws. The By-Laws of Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NRS.

  1.6 Officers and Directors. The officers and directors of the Surviving Corporation shall be as set forth on Schedule 1.6. The directors and officers so determined shall remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

  1.7 Conversion of Shares. At the Effective Time, each outstanding share of common stock, par value $0.50 per share, of Company (the "Company Common Stock") will be converted into the right to receive $21.00 in cash (the "Merger Consideration"), except that any shares of Company Common Stock held by Company or Buyer or their wholly-owned subsidiaries (other than shares held in trust) will be cancelled (the "Cancelled Shares"). After the Effective Time and until surrendered for payment, each certificate representing Company Common Stock (each a "Certificate") will represent only the right to receive the Merger Consideration (without interest). Buyer and Subsidiary will be entitled to rely on Company's stock records at the Effective Time. At the Effective Time, each issued and outstanding share of common stock, no par value, of Subsidiary shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.50 per share, of the Surviving Corporation.

  1.8 Delivery of Merger Consideration.

  (a) Buyer shall select a bank or trust company reasonably acceptable to Company to act as the paying agent for the Merger (the "Paying Agent"). At or prior to the Effective Time, Buyer shall deposit or cause to be deposited in trust (the "Payment Fund") with the Paying Agent an amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Cancelled Shares) multiplied by (ii) the Merger Consideration. Out of the Payment Fund, the Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.8(c) below. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent, as directed by the Surviving Corporation, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) certificates of deposit, bank repurchase agreements and bankers acceptances of any bank or trust company organized under federal law or under the law of any state of the United States or of the District of Columbia that has capital, surplus and undivided profits of at least $1 billion or in money market funds which are invested substantially in such investments. Any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

  (b) As soon as reasonably practicable after the Effective Time, Paying Agent shall mail to each holder of record as of the Effective Time of a Certificate a transmittal letter for return to the Paying Agent (the "Paying Agent Letter"): (i) notifying of the effectiveness of the Merger, (ii) providing instructions for effecting the surrender and exchange of the Certificates for the Merger Consideration, (iii) specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Paying Agent, and (iv) including such other provisions as Buyer and Company may mutually agree.

  (c) Buyer and the Surviving Corporation shall cause the Paying Agent to pay to the holders of a Certificate, as soon as practicable after receipt of any Certificate (or in lieu of such Certificate an affidavit of lost share certificates (including a customary indemnity against loss) in form and substance reasonably satisfactory to Buyer) together with the Paying Agent Letter, duly executed, and any other items specified by the Paying Agent Letter, an amount equal to the product of (i) the number of shares of Company Common Stock represented by the Certificate so surrendered multiplied by (ii) the Merger Consideration, less any applicable withholding Taxes. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. Each Certificate surrendered in accordance with the provisions of this Section 1.8(c) shall be cancelled forthwith.

  (d) In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, the Merger Consideration may be paid to the transferee only if (i) the Certificate representing such shares of Company Common Stock surrendered to the Paying Agent in accordance with Section 1.8(c) hereof is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, (ii) the Person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid, and (iii) such Person establishes to the satisfaction of Buyer that such transfer would not violate any applicable federal or state securities laws.

  (e) At and after the Effective Time, each holder of a Certificate that represented issued and outstanding shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of Company, except for the right to surrender his or her Certificate in exchange for the Merger Consideration and except as otherwise provided by applicable law, and no transfer of shares of Company Common Stock shall be made on the stock transfer books of the Surviving Corporation.

  (f) Any portion of the Payment Fund (including any interest received with respect thereto) which remains unclaimed for one year after the Effective Time shall be paid to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Section 1.8 shall thereafter look only to the Surviving Corporation and Buyer for payment (subject to applicable abandoned property, escheat and similar laws) of their claim for the Merger Consideration, without interest thereon. Notwithstanding the foregoing, neither Buyer, the Surviving Corporation nor the Paying Agent shall be liable to a holder of a Certificate for the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9 Company Options. At the Effective Time, all outstanding Company Options shall terminate, and the holders thereof shall be entitled to receive from Buyer or the Surviving Corporation an amount equal to the product of (i) the Merger Consideration minus the exercise price of the Company Options held by him/her multiplied by (ii) the number of shares of Company Common Stock covered by such Company Options, less any applicable withholding taxes, and without interest paid thereon.

                                  ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

  Company hereby represents and warrants to Buyer and Subsidiary that:

  2.1 Organization; Subsidiaries.

  (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and each of its subsidiaries is either a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or a limited partnership duly formed and validly existing under the laws of the State of Texas, and each of the foregoing is in good standing as a foreign corporation or limited partnership, as the case may be, qualified to business in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, is not reasonably likely to have a material adverse effect on the business, financial condition, results of operations, prospects, properties or capitalization of Company and its subsidiaries, taken as a whole ("Company's Business"). Each of Company and each of its subsidiaries has the requisite corporate or partnership power and authority to carry on its respective businesses as they are now being conducted and as described in Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1997.

  (b) Schedule 2.1(b) lists all subsidiaries of Company and correctly sets forth the capitalization of each such subsidiary, the jurisdiction in which Company and each such subsidiary is organized or formed and each jurisdiction in which Company and each such subsidiary is qualified or licensed to do business as a foreign corporation or limited partnership. Schedule 2.1(b) correctly lists the current directors and executive officers of Company and of each of its subsidiaries. True, correct and complete copies of the respective charter documents of Company and each of its subsidiaries as in effect on the date hereof have been delivered to Buyer.

  (c) All outstanding securities or other ownership interests in each of Company's subsidiaries listed on Schedule 2.1(b): (i) are owned of record and beneficially by Company or another of Company's wholly-owned subsidiaries, subject to no lien, claim, charge or encumbrance, and Company has full power to transfer such shares without obtaining the consent or approval of any Governmental Entity or any other Person; and (ii) have been duly authorized, are validly issued, fully paid and nonassessable. Company does not directly or indirectly own or hold any interest in any corporation, association or business entity other than those listed on Schedule 2.1(b).

  (d) The minute books of Company and each of its corporate subsidiaries have been made available to Buyer and its Representatives and contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and committees thereof) of each of Company and its corporate subsidiaries and of their respective stockholders.

  2.2 Capitalization.

  (a) The authorized capital stock of Company consists of (i) 2,000,000 shares of Cumulative Convertible Preferred Stock and 2,000,000 shares of Preferred Stock, none of which are issued and outstanding; and (ii) 20,000,000 shares of Common Stock, 7,187,704 shares of which are issued and outstanding as of August 31, 1997. All of such outstanding shares and any shares outstanding at the Effective Time have or will have been duly authorized, are validly issued, fully paid and nonassessable, free of preemptive rights, and were issued in compliance with all applicable Laws. Schedule 2.2(a) lists all outstanding Company Options, warrants and other rights to purchase shares of Company Common Stock as of August 31, 1997.

  (b) As of August 31, 1997, Company has reserved for issuance shares of its Common Stock as follows: (i) 1,902,685 shares upon exercise of Company Options granted or reserved for future grant; (ii) 145,078 shares for stock grants under incentive bonus plans; (iii) 266,979 shares for sales to employees under Company's employee stock purchase plan; and (iv) 44,164 shares for Company's 401(k) matching contributions. Since August 31, 1997: (A) no Company Options, warrants, or other rights to purchase shares of Company Common Stock have been granted; and (B) no shares of Company Common Stock have been issued except for those issued pursuant to the exercise of outstanding Company Options and grants under Company's 401(k) matching contributions and incentive bonus plans, in each case in the ordinary course of business.

  (c) Except as set forth in paragraphs (a) and (b) above and on Schedule 2.2(a), Company does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options, warrants, convertible securities, rights or other agreements or commitments obligating Company to issue shares of its capital stock or other securities of Company or any of its subsidiaries. Any equity securities which were issued and reacquired by Company were so reacquired in compliance with all applicable Laws, and Company does not have any obligation or liability with respect thereto.

  2.3 Authority; Validity. Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Company's Board of Directors. Company's Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Company's stockholders for consideration at a meeting of such stockholders and, except for the approval of its stockholders, no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Buyer and Subsidiary), this Agreement will be the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

  2.4 No Conflict. Except as set forth on Schedule 2.4, neither Company nor any of its subsidiaries nor any of its or their assets is subject to or obligated under any charter, bylaw, Contract, lease or other instrument or any license, franchise or permit, or subject to any law, statute, rule, regulation, judgment, order, decree or award, which would be defaulted, breached, terminated, forfeited or violated by or in conflict with (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby. Except as set forth on Schedule 2.4 and except for compliance with the HSR Act, Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby will not result in the creation of a lien, pledge, security interest or any other encumbrance on the assets of Company or any of its subsidiaries or result in any change in the rights or obligations of any party under or the acceleration of (with or without the giving of notice or the lapse of time), any provision of any Material Contract of Company or any of its subsidiaries or any change in the rights or obligations of Company or any of its subsidiaries under any law, statute, rule, regulation, judgment, order, decree or award or permit or license to which the Company or any of its subsidiaries is subject.

  2.5 Consents. Except as set forth on Schedule 2.4, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of Company to permit the Merger and the other transactions contemplated hereby or to permit the continuation by Company of the business activities of Company as conducted prior to the date hereof without material adverse change.

  2.6 Financial Statements; SEC Filings.

  (a) Company has delivered copies of the following financial statements to
Buyer: (i) the consolidated balance sheet of Company at March 29, 1997 and the consolidated statements of income, stockholders' equity and changes in financial position for the two years ended March 29, 1997, in each case including the notes thereto and the related report of Ernst & Young LLP, independent certified public accountants, and (ii) the unaudited consolidated statements of financial position of Company and its subsidiaries at June 28, 1997 and the unaudited consolidated statements of stockholders' equity and changes in financial position for the thirteen-week period ended June 28, 1997, and the unaudited consolidated statements of income for the thirteen-week period ended June 28, 1997, in each case including any notes thereto.

  (b) All such financial statements delivered pursuant to Section 2.6(a) hereof are in accordance with the books and records of Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. Such consolidated balance sheets present fairly in all material respects the financial position of Company as of the dates thereof. Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto), Company does not have any liabilities or obligations (absolute or contingent) of a nature required to be or customarily reflected in a consolidated balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles consistently applied. The consolidated statements of income present fairly in all material respects the results of operations of Company for the periods indicated.

  (c) Since April 2, 1994, Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "SEC Filings"). Company has delivered or made available to Buyer accurate and complete copies of all of its SEC Filings since March 29, 1997. Company will promptly deliver any future SEC Filings to Buyer.

  (d) As of their respective dates, (i) each of Company's past SEC Filings was, and each of its future SEC Filings will be, prepared in compliance in all material respects with the laws, regulations and forms governing such SEC Filing; and (ii) none of its past SEC Filings did, and none of its future SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  2.7 Tax Matters.

  (a) Company has timely filed all Tax Returns required of it and, except for Taxes which in the aggregate do not exceed $100,000 or which are being contested in good faith, has paid all Taxes due for all periods or portions of periods ending on or before March 29, 1997. Adequate provision has been made in the books and records of Company and, in the financial statements referred to in Section 2.6 above, for all Taxes whether or not due and payable and whether or not disputed to the extent not paid.

  (b) Neither Company nor any of its subsidiaries has elected to be treated as a consenting corporation under Section 341(f) of the IRC.

  (c) Schedule 2.7 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of Company and its subsidiaries. Except as set forth on Schedule 2.7: (i) no Governmental Entity has examined or is in the process of examining any Tax Returns of Company or any of its subsidiaries; (ii) no Governmental Entity has proposed in writing any deficiency, assessment or claim for Taxes and there is no basis for any such deficiency, assessment or claim; and (iii) no waiver of the statute of limitations with respect to Tax Returns of Company has been given by or requested from Company.

  (d) As a result of the transactions contemplated hereby, Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as such terms are defined in IRC
Section 280G.

  2.8 Absence of Certain Changes or Events. Except as set forth on Schedule 2.8, since March 29, 1997, there has not been (a) any event which has or is likely to have a material adverse effect on Company's Business; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting Company's Business; (c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of Company, or any redemption or other acquisition of such stock by Company; (d) any increase in the compensation payable or to become payable by Company to its officers or key employees, except those occurring in the ordinary course of business, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; (e) any labor dispute, other than routine matters, none of which is material to Company's Business;
(f) any borrowing or lending of money or guarantee of any obligation by Company; (g) any amendment to or termination of any Material Contract (as such term is defined below); (h) any adoption or amendment of any employee benefit plan or arrangement of Company; (i) any disposition of any material properties or assets used in Company's Business; (j) any engagement by Company in activities outside the ordinary course of Company's Business as conducted on the date hereof; or (k) the incurring of any liability (absolute or contingent) except liabilities incurred in the ordinary course of business.

  2.9 Material Contracts. Schedule 2.9 lists each of the following Contracts to which Company or any of its subsidiaries is a party or to which Company, any of its subsidiaries or any of their respective properties is subject or by which any thereof is bound (each of which shall be deemed to be Material Contracts): any Contract that (a) relates to indebtedness for money borrowed (other than trade payables in the ordinary and usual course of business), including, but not limited to, letters of credit, guaranties and swap and similar agreements in excess of $100,000, (b) would be required by Rule 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K (other than any Benefit Plan), (c) Company's Business is substantially dependent upon or which is otherwise material to Company's Business including, without limitation, any agreement with a supplier whose products accounted for more than three percent of Company's revenues in fiscal 1997, (d) provides for an extension of credit by Company or any of its subsidiaries (other than standard payment terms for customers), (e) limits or restricts the ability of Company or any of its subsidiaries to compete or otherwise to conduct its business in any manner or place (other than confidentiality provisions entered into in the ordinary course of business)
(f) grants to a third party a right of first refusal or (g) provides for the purchase of products from a supplier (which products account for more than $500,000 of Company's inventory at June 28, 1997) and does not obligate such supplier to repurchase the Company's inventory of such products upon termination of the Contract by the supplier. Each Material Contract is valid, binding and in full force and effect in all material respects, and, to the best of Company's knowledge, is valid, binding and enforceable by Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. Company or the applicable subsidiary has duly performed all its obligations under each Material Contract to the extent that such obligations to perform have accrued; and, except as set forth on Schedule 2.9, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by

Company or any of its subsidiaries, as the case may be, or, to Company's knowledge, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance of any transactions contemplated hereby will occur. To Company's knowledge, no party to any Material Contract intends to cancel, withdraw, modify or amend such Material Contract.

  2.10 Title and Related Matters. Company has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in Company's March 29, 1997 consolidated balance sheet or acquired after March 29, 1997 or necessary to conduct its business as now conducted (except properties, interests on properties and assets sold or otherwise disposed of since March 29, 1997 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) liens for mechanics', carriers', workmens', repairmens', landlord, statutory or common law liens either not delinquent or being contested in good faith,
(c) such imperfections of title, liens, restrictions, variances and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at such properties and (d) liens securing debt which is reflected on Company's March 29, 1997 consolidated balance sheet. The plants and equipment of Company that are necessary to the operation of Company's Business are in good operating condition and repair. Other than Company's distribution facility in Grapevine, Texas, all properties material to the operations of Company are reflected in Company's March 29, 1997 consolidated balance sheet to the extent generally accepted accounting principles require the same to be reflected.

  2.11 Employee Benefit Plans.

  (a) Schedule 2.11(a) lists all employee benefit plans, programs, agreements and commitments covering any employee or former employee, or the beneficiary of either, of Company or any entity which would be aggregated at any relevant time with Company pursuant to Section 414(b), (c), (m), or (o) of the IRC (referred to herein as an "ERISA Affiliate"), providing benefits in the nature of pension, profit sharing, deferred compensation, retirement, severance, bonus, incentive compensation, stock option, stock bonus, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA (referred to herein as the "ERISA Plans"), and fringe benefit plans (as defined in IRC Section 6039D) (collectively referred to herein as the "Benefit Plans"). Except as set forth on Schedule 2.11(a), neither Company nor any ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) a Benefit Plan subject to Title IV of ERISA.

  (b) Each Benefit Plan is currently, and has been in the past, operated and administered in compliance in all material respects with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA, the IRC and the Family and Medical Leave Act of 1993. Each Benefit Plan which is, or was, intended to qualify under IRC Section 401(a) (referred to herein as a "Qualified Plan") is, or was, so qualified and either (i) has been determined by the IRS to be so qualified by the issuance of a favorable determination letter a copy of which has been furnished to Buyer, which remains in effect as of the date hereof and, to Company's knowledge, nothing has occurred since the date of such letter to cause such letter to be no longer valid, or (ii) is within the "remedial amendment period" as defined in IRC Section 401(b) and the regulations thereunder. Except as set forth on
Schedule 2.11(b), all reports, notices and other documents required to be filed with any Governmental Entity or furnished to employees or participants with respect to the Benefit Plans have (to the best knowledge of Company with respect to items other than Form 5500) been timely filed or furnished. With respect to the most recent Form 5500 regarding each funded Benefit Plan, such liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby since the last Form 5500.

  (c) Except as set forth on Schedule 2.11(c), all contributions required to be paid on or prior to the date hereof to or with respect to any Benefit Plan by its terms or applicable law have been timely paid in full and proper form.

  (d) Except as set forth on Schedule 2.11(d), the transactions contemplated by this Agreement (i) do not constitute or result in a severance or termination of employment under any Benefit Plan for which severance or termination benefits may be payable with respect to any employee covered thereby, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Benefit Plan or compensation to any employee of Company, or (iii) result in any payments (including parachute payments) under any Benefit Plan or Law becoming due to any such employee or result in any obligation or liability of Buyer to any employee of Company or any ERISA Affiliate.

  (e) Neither Company nor any ERISA Affiliate, nor to Company's knowledge any other "disqualified person" or "party in interest" (as defined in IRC Section 4975 and Section 3(14) of ERISA, respectively) with respect to any ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA for which no class, individual or statutory exemption exists or any "prohibited transaction" (as defined in IRC Section 4975(c)(1)) for which no class, individual or statutory exemption exists under IRC Section 4975(c)(2) or (d), nor has any "fiduciary" (as defined in Section 3(21) of ERISA) of any ERISA Plan breached or participated in the breach of any fiduciary obligation imposed pursuant to Part 4 of Title I of ERISA.

  (f) There are no actions, suits, disputes or claims pending or, to Company's knowledge, threatened (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to Company's knowledge, threatened, against or with respect to any Benefit Plan or the assets of any Benefit Plan.

  (g) Except as set forth on Schedule 2.11(g), no Benefit Plan provides or provided health or medical benefits (whether or not insured) with respect to current or former employees of Company or its subsidiaries beyond their retirement or other termination of service (other than coverage mandated by statutory law).

  (h) Each ERISA Plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (as identified on Schedule 2.11(a)): (i) funded through an insurance company contract, (ii) funded throughout a tax-exempt "VEBA" trust or (iii) unfunded. Except as set forth on
Schedule 2.11(h), there is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any ERISA Plan which is an employee welfare benefit plan.

  (i) Company has provided to Buyer true and complete copies of the following with respect to each of the Benefit Plans: (i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor; (iv) the most recent audited financial statement report; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Benefit Plan and the individuals covered thereby.

  2.12 Employment Agreements. Except as set forth on Schedule 2.12, none of Company or any of its subsidiaries is a party to any employment, consulting, non-competition, severance, or indemnification agreement with any current or former executive officer or director of Company or any of its subsidiaries. True and complete copies of the agreements set forth on Schedule 2.12 have been furnished to Buyer prior to the date hereof. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement.

  2.13 Legal Proceedings. (a) There is no pending or threatened judicial or administrative proceeding or investigation affecting Company or any of its subsidiaries that (i) if resolved adversely to it would: (A) have a material adverse effect on Company's Business or (b) require Company or any of its subsidiaries to pay damages in excess of $50,000, or (ii) could reasonably be expected to impair its ability to consummate the Merger; and (b) Company is not aware of any judicial or administrative decision affecting it or any of its subsidiaries that could reasonably be expected to impair its ability to consummate the Merger.

  2.14 Compliance with Law. Except as set forth on Schedule 2.14, all licenses, franchises, permits and other governmental authorizations held by Company that are material in connection with Company's Business are valid and sufficient for all business presently carried on by Company. No suspension, cancellation or termination of any such licenses, franchises, permits and other governmental authorizations is threatened or imminent. Except as set forth on Schedule 2.14, Company's Business is not being conducted in violation of any Law, except for violations which either individually or in the aggregate do not and will not have a material adverse effect on Company's Business.

  2.15 Accuracy of Proxy Statement and Other Information. On the date on which Company mails to its stockholders its proxy materials relating to the Merger (the "Proxy Statement"), on the date its stockholder meeting is held, and on the Effective Date, the Proxy Statement will contain all material statements concerning Company which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information concerning Company set forth in the Schedules hereto and the copies of the documents furnished by Company to Buyer in accordance herewith, are complete and accurate.

  2.16 Related Party Transactions. No director or officer of Company or any subsidiary of Company and no Person related to any of them has any interest in
(i) any equipment or other property, real or personal, tangible or intangible, including, but without limitation, any item of intellectual property, used in connection with or pertaining to Company's Business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Company; provided, however, that (A) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 10% of the outstanding voting stock or debt securities of any privately held company.

  2.17 Insurance. All material properties of Company and its subsidiaries are insured for their respective benefits, in amounts customary and reasonable for the line of business of Company and against all risks usually insured against by Persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility. Neither Company nor any of its subsidiaries is in default under any such policy or bond, and all such policies are in full force and effect, with all premiums due thereon paid. Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage except for such failures as will not have a material adverse effect on Company's Business.

  2.18 No Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Company directly with Buyer and without the intervention of any Person, either as a result of the act of Company, or, to the knowledge of Company, otherwise, in such a manner as to give rise to any valid claim against any of the parties for a finder's fee, broker's commission or other similar payment, other than that of Goldman Sachs & Co.

  2.19 Dissenters' Rights. The effectiveness of the Merger will not give rise to any holder of the Company Common Stock having dissenters' rights pursuant to the NRS.

  2.20 Environmental Matters. Except as set forth on Schedule 2.20, to Company's knowledge, neither Company nor any of its subsidiaries has disposed of any Hazardous Substances on or about any properties at any time owned, leased or occupied by Company or any of its present or former subsidiaries. To Company's knowledge, neither Company nor any of its present or former subsidiaries has disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment. Except as set forth on Schedule 2.20, to Company's knowledge, Company and each of its present and former subsidiaries have conducted their respective businesses in accordance with all applicable Environmental Regulation. Except as set forth on Schedule 2.20, to Company's knowledge, Company has not received any notice of any investigation, claim or proceeding against Company or any of its present or former subsidiaries relating to Hazardous Substances and Company is not aware of any fact or circumstance which could involve Company or any of its present or former subsidiaries in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Company or any of its present or former subsidiaries.

  2.21 Bank Accounts, Powers, etc. Schedule 2.21 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Company or any of its subsidiaries has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

  2.22 Intangible Property. Schedule 2.22 lists all Marks used by Company or any of its subsidiaries in connection with the Company's Business and denotes whether such Marks are owned or licensed by Company or any of its subsidiaries, and, if licensed, the payments required to be made to others with respect thereto. Company and its subsidiaries own or have valid, binding, enforceable and adequate rights to use all Intangible Property used or held for use in connection with Company's Business, without any conflict with the rights of others. Neither Company nor any of its subsidiaries has received any notice from any other Person pertaining to or challenging the right of Company or any such subsidiary to use any Intangible Property owned or used by or licensed to Company or such Subsidiary.

  2.23 Fairness Opinion. Company has received from Goldman, Sachs & Co. an opinion, dated the date hereof, to the effect that the Merger Consideration is fair, from a financial point of view, to the stockholders of Company.

  2.24 Full Disclosure. No statements by Company contained in this Agreement and the Schedules attached hereto and any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby (when read together) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF BUYER AND SUBSIDIARY

  Each of Buyer and Subsidiary hereby represents and warrants to Company as follows:

  3.1 Organization. Each of Buyer and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Nevada, respectively, and has corporate power to carry on its business as it is now being conducted.

  3.2 Authority; Validity. Each of Buyer and Subsidiary has all corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Buyer's and Subsidiary's Boards of Directors, respectively, and by Buyer as the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Buyer or Subsidiary are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Company), this Agreement will be the valid and binding obligation of Buyer and Subsidiary enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

  3.3 No Conflict. Neither Buyer nor Subsidiary is subject to or obligated under any charter, bylaw, Contract, lease or other instrument or any license, franchise or permit, or subject to any statute, rule, order or decree, which would be materially defaulted, materially breached, terminated, forfeited or materially violated by or in material conflict (or upon the failure to give notice or the lapse of time, or both, would result in a material default, material breach, termination, forfeiture or material conflict) with its executing and carrying out this Agreement and the transactions contemplated hereunder.

  3.4 Consents. Except as contemplated by this Agreement or set forth on
Schedule 3.4, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity, is required to be obtained on the part of Buyer or Subsidiary to permit the Merger.

  3.5 No Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Company and without the intervention of any Person, either as a result of the act of Buyer or, to the knowledge of Buyer, otherwise, in such a manner as to give rise to any valid claim against any of the parties for a finder's fee, broker's commission or other similar payment, other than DLJ.

  3.6 Legal Proceedings. There is no pending or threatened judicial or administrative proceeding or investigation affecting Buyer or Subsidiary that if resolved adversely to either or them could reasonably be expected to impair their ability to consummate the Merger. Buyer is not aware of any judicial or administrative decision affecting it or Subsidiary that could reasonably be expected to impair the ability of Buyer or Subsidiary to consummate the Merger.

  3.7 Financial Statements. The financial statements contained in Buyer's Annual Report on Form 10-K for the fiscal year ended May 31, 1997 are in accordance with the books and records of Buyer, have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the financial position of Buyer as of such date and the results of operations of Buyer for the periods indicated therein.

  3.8 Buyer's Financing. Buyer has received separate signed commitment letters from two of the ten largest banks in the United States to provide financing in amounts sufficient to pay the Aggregate Merger Consideration pursuant to this Agreement.

                                  ARTICLE IV

                                   COVENANTS

  4.1 Access and Information.

    (a) Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Company will give to Buyer and Buyer's Representatives full access during normal business hours to all of its and its subsidiaries' properties, books, records, documents (including, without limitation, tax returns for all periods open under the applicable statute of limitations), personnel, auditors and counsel, and Company shall (and shall cause its subsidiaries to) furnish promptly to Buyer all information concerning Company's Business as Buyer or Buyer's Representatives may reasonably request, including, without limitation true and complete copies of all Material Contracts, including all amendments and supplements thereto.

    (b) In addition to Buyer's obligations under the Letter Agreement, all non-public information disclosed by any party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its Representatives) shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement. Subject to the requirements of applicable Law, Buyer and Company will keep confidential, and each will cause their respective Representatives to keep confidential, all such non-public information and documents unless such information (i) was already known to Buyer or Company, as the case may be, (ii) becomes available to Buyer or Company, as the case may be, from other sources not known by Buyer or Company, respectively, to be bound by a confidentiality obligation, (iii) is independently acquired by Buyer or Company, as the case may be, as a result of work carried out by any Representative of Buyer or Company, respectively, to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of Company or Buyer, as the case may be, or (v) is or becomes readily ascertainable from publicly available information. Upon any termination of this Agreement, each party hereto will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

    (c) Subject to applicable Law, if between the date hereof and the Effective Date any Governmental Entity shall commence any examination, review, investigation, action, suit or proceeding against Company with respect to the Merger, Company shall (i) give Buyer prompt notice thereof,
  (ii) keep Buyer informed as to the status thereof and (iii) permit Buyer to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Entity in connection with such examination, review, investigation, action, suit or proceeding.

    (d) Upon Buyer's request, officers of Company shall meet with Buyer's potential sources of financing for the Merger and shall otherwise cooperate as reasonably requested by Buyer in connection with Buyer's efforts to secure financing.

    (e) Prior to October 6, 1997, Company shall make available to Buyer data confirming the tax basis of Company's assets, and the amount of consolidated net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of the Company allocable to Company and its subsidiaries under Treasury Regulation 1.1502-79.

  4.2 Governmental Filings. Subject to the terms and conditions herein provided, Company and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
(c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

  4.3 Consents and Approvals.

    (a) Company shall use its commercially reasonable efforts to obtain any and all consents from other parties to all Material Contracts, if necessary or appropriate to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger. Each party hereto shall use its commercially reasonable efforts to obtain any and all permits or approvals of any Governmental Entity required by such party for the lawful consummation of the Merger.

    (b) Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

    (c) Buyer and Company shall promptly furnish each other with copies of all written communications received by Buyer or Company, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

  4.4 Stockholders' Meeting. Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the Proxy Statement has been cleared by the SEC for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby, including the Merger. Company will, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby, including the Merger, and such other matters as may be submitted to its stockholders in connection with this Agreement; provided, however, that nothing contained in this Section 4.4 shall prohibit Company's Board of Directors from failing to make such recommendation or modifying or withdrawing its recommendation, if it shall have concluded in good faith based upon the written advice of independent legal counsel which may be Company's regular counsel (i.e. Schlanger, Mills, Mayer & Grossberg LLP) that such action is required to prevent it from breaching its fiduciary duties to the stockholders of Company under applicable Law.

  4.5 Conduct of Business. Company covenants and agrees that after the date hereof and prior to the Effective Time (unless Buyer shall have agreed in writing):

    (a) Ordinary Course. Company will, and will cause its subsidiaries to, operate Company's Business only in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; and (ii) retain its key officers and employees. Company and its subsidiaries will not: (A) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) implement any new employee benefit plan, or employment, compensatory or severance agreement; (C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement; (D) enter into, amend or terminate any Material Contract, other than the consulting agreement with Jacob Weber (but only upon substantially the same terms as are contained in the draft revised agreement provided to Buyer prior to the date hereof); (E) take any action that would jeopardize the continuance of its material supplier or customer relationships; (F) make any material change in the nature of their businesses and operations; (G) enter into any transaction or agreement with any officer, director or affiliate of Company or any of its subsidiaries;
  (H) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any of its subsidiaries of more than $100,000 in any specific case or $500,000 in the aggregate, excluding purchases of inventory in the ordinary course of business; or (I) make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure.

    (b) Charter Documents. Company will not amend its Articles of Incorporation or By-Laws.

    (c) Dividends. Company will not declare or pay any dividend or make any other distribution in respect of its capital stock.

    (d) Stock. Company will not split, combine or reclassify any shares of its capital stock, or issue, redeem or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except (i) pursuant to existing obligations under Benefit Plans; or (ii) pursuant to the existing commitments or conversion rights listed on
  Schedule 2.2(a). Company will not grant any Company Options.

  4.6 Publicity. The initial press release with respect to the Merger shall be a joint press release. Thereafter, Company and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Company and Buyer, except to the extent that the disclosing party is advised by its counsel that such action is required by applicable Law, and then, if practicable, only after consultation with the other party. Company shall obtain the prior consent of Buyer to the form and content of any application or report made to any Governmental Entity which relates to this Agreement.

  4.7 Financial Statements. Company will deliver to Buyer, as soon as reasonably practicable after the end of each fiscal month and each fiscal quarter prior to the Effective Date, beginning with the periods included in the second fiscal quarter of 1998, an unaudited balance sheet as of such date and related unaudited statements of income and changes in stockholders' equity for the period then ended. Such financial statements will be prepared in accordance with generally accepted accounting principles consistently applied and will fairly reflect Company's consolidated financial condition and the consolidated results of its operations for the periods then ended, subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end adjustments. Company will also deliver to Buyer the related consolidating statements for each such period.

  4.8 Notification of Defaults and Adverse Events. Company will promptly notify Buyer if, subsequent to the date of this Agreement and prior to the Effective Date: (i) an event occurs that may materially and adversely affect Company's Business, (ii) it receives any notice of default under any Material Contract, which default would, if not remedied, result in any material adverse change in Company's Business or which would render incorrect any representation made herein, or (iii) any suit, action or proceeding is instituted or, to the knowledge of Company, threatened against or affecting Company or any of its subsidiaries which, if adversely determined, would result in any material adverse change in Company's Business or which would render incorrect any representation made herein. Each of Company and Buyer will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under this Agreement or fulfill any conditions under its control.

  4.9 Indemnification by Company. Company agrees to indemnify and hold harmless Buyer, each Person who controls Buyer within the meaning of the Securities Act, and each director and officer of the Buyer against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that the Proxy Statement contains any material misstatement or omission. This indemnification obligation does not, however, extend to information provided in writing by Buyer expressly for inclusion in the Proxy Statement.

  4.10 Commercially Reasonable Efforts. Buyer and Company shall each use its commercially reasonable efforts to cause all conditions to Closing to be satisfied.

  4.11 Buyer's Undertaking Regarding Subsidiary. Buyer covenants and agrees with Company that, subject to the terms and conditions of this Agreement, Buyer shall take all actions as may be necessary to cause Subsidiary to consummate the Merger.

  4.12 Employee Matters.

    (a) Company shall amend, terminate or suspend its 1996 Employee Stock Purchase Plan such that no options will be granted pursuant thereto after September 30, 1997.

    (b) Company's Board of Directors shall take all actions necessary or appropriate such that the Merger, the transactions contemplated by this Agreement and any steps taken in connection therewith are not deemed to be either (i) a "Change in Control" as such term is defined in the Company Broad Base Severance Plan or (ii) a "Hostile Change of Control" as such term is defined in the Company Upper Management Severance Plan.

  4.13 No Solicitation. Company will, and will cause its subsidiaries and their respective Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal. The Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its Representatives to, directly, or indirectly, (a) solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; provided, however, that, notwithstanding the foregoing, if, prior to the Closing, Company's Board of Directors determines in good faith, based upon written advice of independent counsel, which may be the Company's regularly engaged outside counsel, that not to do so would be inconsistent with the Board of Directors' fiduciary duties to the Company's stockholders under applicable Law, the Company may, in response to an unsolicited Acquisition Proposal and so long as it provides notice to Buyer of its receipt of such unsolicited Acquisition Proposal, (i) furnish information with respect to the Company pursuant to a customary confidentiality and standstill agreement (which is substantially similar to the agreement with Buyer) and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the previous sentence by any subsidiary of Company or any of Company's Representatives, whether or not such Person is purporting to act on behalf of Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section
4.13 by Company.

  4.14 Termination Fee. If this Agreement is terminated (a) by Subsidiary and/or Buyer pursuant to Section 6.1(d) or Section 6.1(h) hereof, or (b) by Company pursuant to Section 6.1(d) or Section 6.1(g), then Company shall pay to Buyer, upon demand, a fee, to be paid in cash, of $5,000,000 (the "Termination Fee"). The Termination Fee will be Buyer's sole and exclusive remedy against Company for a termination pursuant to such Sections and Buyer shall not pursue in any manner, directly or indirectly, any claim or cause of action based upon tortious or other interference with rights under this Agreement against any Person submitting an Acquisition Proposal.

  4.15 Anti-takeover Statutes. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, Company represents that it has and will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such takeover statute on the transactions contemplated hereby.

  4.16 Indemnification; Insurance.

    (a) Buyer and Subsidiary agree that all rights to indemnification by Company existing in favor of each present and former director of Company (the "Company Indemnified Parties") as provided in Company's Articles of Incorporation and By-Laws on the date hereof shall survive the Merger and shall continue in full force and effect for a period of four years from the Effective Date. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against any Company Indemnified Party, the Surviving Corporation shall have the right to assume the defense of any such action or proceeding (using counsel reasonably satisfactory to the Company Indemnified Party) and to settle, in its sole discretion, any such action or proceeding. Neither Buyer nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent. Subject to the foregoing, upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Company Indemnified Party may participate in such defense, but neither the Surviving Corporation nor Buyer shall have any liability to the Company Indemnified Party for any legal fees or expenses subsequently incurred by the Company Indemnified Party in connection with such defense. Any Company Indemnified Party wishing to claim indemnification under this Section 4.16(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation of the same (but the failure to so notify the Surviving Corporation shall not relieve it or Buyer from any liability which it may have under this Section 4.16(a) except to the extent that such failure prejudices the Surviving Corporation or Buyer).

    (b) For a period of three years after the Effective Date, Buyer shall cause to be maintained officers' and directors' liability insurance covering the Company's existing officers and directors who are currently covered in such capacities by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance; provided, however, that Buyer shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the current annual premium paid by Company for its existing coverage (the "D&O Cap") and provided further that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of such amount, Buyer shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap.

                                   ARTICLE V

                                  CONDITIONS

  5.1 Conditions to Obligations of Company and Buyer. The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by all parties:

    (a) Corporate Approval. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger shall have been duly and validly taken by the other parties. The stockholders of Company shall have approved the Merger in accordance with applicable Law.

    (b) Approval from Government Entities. All approvals required by any Governmental Entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

    (c) Absence of Governmental Litigation. No Governmental Entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any Governmental Entity that prohibits, restricts, or delays consummation of the Merger.

  5.2 Conditions to Obligations of Buyer. The obligations of Buyer and Subsidiary to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived in writing by Buyer:

    (a) Representations and Compliance. The representations and warranties of Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Company shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Buyer shall have received an officer's certificate signed by the Chief Executive Officer of Company certifying as to each of the foregoing.

    (b) Comfort Letter. Buyer shall have received from Ernst & Young LLP, the independent auditors of Company, a comfort letter dated the date of the mailing of the Proxy Statement and a second comfort letter dated the Effective Date, each in form and substance reasonably satisfactory to Buyer.

    (c) Opinion of Counsel. Buyer shall have received from Schlanger, Mills, Mayer & Grossberg LLP, counsel to Company, an opinion in form and substance reasonably satisfactory to Buyer.

    (d) Governmental Approvals. All statutory requirements for the valid consummation by Buyer and Subsidiary of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all Governmental Entities required to be obtained in order to permit consummation by Buyer and Subsidiary of the transactions contemplated by this Agreement shall have been obtained.

    (e) No Material Adverse Change. From the date hereof, there shall not have occurred any event which has or is likely to have a material adverse effect on Company's Business (it being understood that events or changes affecting the entire electronics components distribution industry generally will not be considered in making such determination). Without limiting the foregoing, a material adverse effect on Company's Business shall include the termination (or notice of termination) of franchise agreements with suppliers which in the aggregate accounted for at least seven percent of Company's revenues in fiscal 1997.

    (f) Material Contracts. All consents from other parties to the Material Contracts listed on Schedule 5.2(f), if necessary or appropriate to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger, shall have been received.

    (g) Market Conditions. There shall have not occurred (i) any general suspension of, trading in or limitation on prices for securities on the New York Stock Exchange Inc., the American Stock Exchange, Inc., or the National Association of Securities Dealers Automated Quotation System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation by any Governmental Entity on, or any other event that, in the reasonable judgment of Buyer is substantially likely to materially adversely affect the extension of credit by banks or other lending institutions, or (v) from the date of this Agreement through the date immediately prior to the Effective Time, a decline of at least 25% in the Standard & Poor's 500 Index.

  5.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by Company:

    (a) Representations and Compliance. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Buyer shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Company shall have received an officer's certificate signed by the Chief Executive Officer of Buyer certifying as to each of the foregoing.

    (b) Opinion of Counsel. Company shall have received from O'Melveny & Myers LLP, counsel for Buyer, an opinion in form and substance reasonably satisfactory to Company.


                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

  6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Company:

    (a) by mutual consent of Subsidiary, Buyer and Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board of Directors;

    (b) by any of Subsidiary, Buyer or Company upon written notice to the other parties if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

    (c) by any of Subsidiary, Buyer or Company if the Merger shall not have been consummated on or before January 31, 1998, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

    (d) by Company or Buyer if any approval of the stockholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

    (e) by any of Subsidiary, Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party;

    (f) by any of Subsidiary, Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or conditions or obligations set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto or which breach, by its nature, cannot be cured prior to the Effective Time;

    (g) by Company if, prior to the consummation of the transactions contemplated hereby, a Person shall have made a bona fide Acquisition Proposal that the Board of Directors of Company determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, is more favorable to Company's stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties under applicable Law; and

    (h) by Subsidiary and Buyer prior to the consummation of the transactions contemplated hereby if the Board of Directors of Company shall have withdrawn its approval or modified its approval or recommendation of this Agreement or shall have recommended another offer for the purchase of Company Common Stock.

  6.2 Effect of Termination. Except as provided in Section 4.14 and Section
7.2 hereof with respect to expenses and fees (including the Termination Fee), and except as provided in Section 4.1(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party for liability for any willful breach hereof.

  6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the stockholders of Company, but, after any such approval, no amendment shall be made which would have a material adverse effect on the stockholders of Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  6.4 Extension; Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VII

                                 MISCELLANEOUS

  7.1 Termination of Representations and Warranties. The representations and warranties of each party will terminate on the Effective Date.

  7.2 Expenses. Subject to Section 4.14, each party will pay its own expenses relating to this Agreement and the transactions contemplated hereby; provided, however that following any termination of this Agreement by Buyer pursuant to
Section 6.1(e) or 6.1(f), Company shall reimburse Buyer and its affiliates (not later than five business days after submission of statements therefor) for all out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees payable to investment bankers, commercial bankers, counsel, consultants and accountants) in an amount not to exceed $2,000,000.

  7.3 Remedies. If, in accordance with the terms of the proviso contained in
Section 4.4, Company's Board of Directors fails to recommend this Agreement (and the transactions contemplated hereby, including the Merger) to Company's stockholders, or modifies or withdraws its recommendation thereof to Company's stockholders, Buyer's sole remedy in connection therewith shall be Company's payment of the Termination Fee to Buyer pursuant to Section 4.14. This Section 7.3 shall not be deemed to preclude or otherwise limit in any way Buyer's exercise of any rights or pursuit of any remedies, including, without limitation, any legal or equitable remedies, with respect to any breach by Company of any of its obligations under this Agreement, including, without limitation, those contained in Section 4.13 hereof.

  7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, sent by registered or certified mail (return receipt requested), or telexed or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Buyer or Subsidiary:

    Marshall Industries
    9320 Telstar Avenue
    El Monte, California 91731
    Attention: Henry W. Chin
    Telecopy: (626) 307-6348

  with a copy to:

    O'Melveny & Myers LLP
    400 S. Hope St.
    Los Angeles, California 90071-2899
    Telecopy: (213) 669-6407
    Attention: D. Stephen Antion, Esq.


  if to Company:

    Sterling Electronics Corporation
    4201 Southwest Freeway
    Houston, Texas 77027
    Attention: Ronald Spolane
    Telecopy: (713) 629-3949

  with a copy to:

    Schlanger, Mills, Mayer & Grossberg LLP
    5847 San Felipe, Suite 1700
    Houston, Texas 77057
    Telecopy: (713) 785-2091
    Attention: Steven Lerner, Esq.

  7.5 Further Assurances. Buyer, Subsidiary and Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

  7.6 Assignability. Neither this Agreement nor any rights or obligations under it are assignable.

  7.7 Governing Law. This Agreement will be governed by the laws of the State of California except to extent that the certain matters are governed as a matter of controlling law by the law of the jurisdiction of incorporation of Company.

  7.8 Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  7.10 Integration. This Agreement and the Letter Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                                 ARTICLE VIII

                                  DEFINITIONS

  8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article VIII have the meaning assigned to them in this Article VIII and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as whole and not to any particular Article, Section nor other subdivision.

  As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

  "Acquisition Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

  "Aggregate Merger Consideration" means an amount equal to the sum of (i) the amount required to be deposited with the Paying Agent pursuant to Section 1.8(a) plus (ii) the aggregate amount to be paid to holders of Company Options pursuant to Section 1.9.

  "Benefit Plans" has the meaning set forth in Section 2.11(a).

  "Buyer" has the meaning set forth in the first paragraph hereof.

  "Cancelled Shares" has the meaning set forth in Section 1.7.

  "Certificates" has the meaning set forth in Section 1.7.

  "Closing" has the meaning set forth in Section 1.2.

  "Company" has the meaning set forth in the first paragraph hereof.

  "Company Common Stock" has the meaning set forth in Section 1.7.

  "Company Indemnified Parties" has the meaning set forth in Section 4.16(a).

  "Company Options" means any option granted by Company to purchase shares of Company Common Stock pursuant to the Company's 1967 Stock Option Plan, 1968 Stock Option Plan, 1992 Incentive Stock Option Plan, 1993 Directors' Non-Qualified Stock Option Plan, 1994 Stock Option Plan and 1997 Stock Option Plan, and any individual option grant made prior to the date hereof.

  "Company's Business" has the meaning set forth in Section 2.1(a).

  "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

  "DLJ" means Donaldson, Lufkin & Jenrette Securities Corporation.

  "D&O Cap" has the meaning set forth in Section 4.16(b).

  "Effective Date" has the meaning set forth in Section 1.3.

  "Effective Time" has the meaning set forth in Section 1.3.

  "Environmental Regulation" means, collectively, all Laws, regulations, orders and other requirements of any Governmental Entity relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release of, and exposure of others to, Hazardous Substances.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "ERISA Affiliate" has the meaning set forth in Section 2.11(a).

  "ERISA Plans" has the meaning set forth in Section 2.11(a).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Governmental Entity" means any governmental agency, district, bureau, board, commission, court, department, official political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

  "Hazardous Substances" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

  "IRC" means the Internal Revenue Code of 1986, as amended.

  "IRS" means the Internal Revenue Service.

  "Laws" means any constitutional provision, statute, ordinance, or other law, code, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, judgment, award, order, ruling, assessment or writ.

  "Letter Agreement" means that certain letter agreement between Buyer and Company dated June 3, 1997.

  "Marks" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing.

  "Merger" has the meaning set forth in Section 1.1.

  "Merger Consideration" has the meaning set forth in Section 1.7.

  "NRS" means the Nevada Revised Statutes.

  "Paying Agent" has the meaning set forth in Section 1.8(a).

  "Paying Agent Letter" has the meaning set forth in Section 1.8(b).

  "Payment Fund" has the meaning set forth in Section 1.8(a).

  "Person" means any individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or other entity.

  "Proxy Statement" has the meaning set forth in Section 2.15.

  "Qualified Plans" has the meaning set forth in Section 2.11(b).

  "Representatives" means a Person's officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents.

  "Securities Act" means the Securities Act of 1933, as amended.

  "SEC" means the Securities and Exchange Commission.

  "SEC Filings" has the meaning set forth in Section 2.6(c).

  "Subsidiary" has the meaning set forth in the first paragraph hereof.

  "Surviving Corporation has the meaning set forth in Section 1.1.

  "Tax" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, and interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

  "Tax Return" means a declaration, statement report, return or other document or information required to be filed or supplied with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries.

  "Termination Fee" has the meaning set forth in Section 4.14.

                 [Remainder of Page Intentionally Left Blank]

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                          MARSHALL INDUSTRIES

                                                    /s/ Robert Rodin
                                          -------------------------------------
                                                      Robert Rodin
                                              President and Chief Executive
                                                         Officer

                                          MI HOLDINGS NEVADA, INC.

                                                    /s/ Robert Rodin
                                          -------------------------------------
                                                      Robert Rodin
                                                        President

                                          STERLING ELECTRONICS CORPORATION

                                                 /s/ Ronald S. Spolane
                                          -------------------------------------
                                                    Ronald S. Spolane
                                              Chairman, President and Chief
                                                    Executive Officer

                                   APPENDIX B

PROXY

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF STERLING.

                       STERLING ELECTRONICS CORPORATION
                 4201 SOUTHWEST FREEWAY, HOUSTON, TEXAS 77027

 The undersigned stockholder hereby appoints Ronald S. Spolane and David A. Spolane, and each of them or either of them with full power to act without the other and with full power of substitution, as time and lawful attorneys and proxies, for the undersigned, to appear and vote all of the shares of Common Stock of Sterling Electronics Corporation, a Nevada corporation ("Sterling"), which the undersigned would be entitled to vote if personally present, and otherwise act with the same force and effect as the undersigned, at the Special Meeting of Stockholders of Sterling to be held at the offices of Sterling's counsel, Schlanger, Mills, Mayer & Grossberg, LLP, 5847 San Felipe,
Suite 1700, Houston, Texas 77057, on November   , 1997, at 9:00 A.M. and at
any adjournments thereof, and to take action on the proposal set forth below and any other business that may lawfully come before the meeting.

 Unless a contrary direction is indicated, this proxy will be voted "FOR" the proposal set forth below. If specific instructions are indicated, this proxy will be voted in accordance therewith. In his discretion, each proxy holder is authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                          Please mark
                                                          your votes as    X
                                                          indicated in
                                                          this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE PROPOSAL SET FORTH BELOW.

(1) To approve and adopt an Agreement and Plan of      FOR    AGAINST   ABSTAIN
Merger dated as of September 18, 1997 by and among
Sterling, Marshall Industries, a California            [ ]      [ ]       [ ]
corporation ("Marshall") and MI Holdings Nevada,
Inc., a Nevada corporation and a wholly-owned subsidiary of Marshall, and the merger contemplated thereby. A copy of the Merger
Agreement is attached as Appendix A to, and is summarized in, the accompanying Proxy Statement.


The undersigned hereby revokes any proxies heretofore given to vote or act in respect of any shares of stock of Sterling and acknowledges receipt of the Notice of Special Meeting of Stockholders. This proxy is revocable; however, it will remain valid until canceled by a writing delivered to Sterling. The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.






Signature(s) ___________________________    Date ______________________________

NOTE: Please sign exactly as your name is printed above. When signing as attorney, executor, administrator, trustee, guardian, partner or corporate officer, please sign your full title as such. Each joint tenant or tenant-in-common should also sign. Please sign and send in your proxy in the enclosed envelope promptly. No postage required if mailed in the United States.